EXECUTION COPY

MASTER ACQUISITION AGREEMENT

DATED AS OF DECEMBER 9, 2009

BY AND AMONG

DAVID J. STERN,

LAW OFFICES OF DAVID J. STERN, P.A.
(“DJS”),

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, INC.
(“PTA”),

DEFAULT SERVICING, INC.
(“DSI”),

RAJ K. GUPTA,

JEFFREY A. VALENTY,

FLATWORLD DAL LLC,
(“FLATWORLD”),

FORTUNA CAPITAL PARTNERS LP,
(“FORTUNA”),

DJS PROCESSING, LLC,

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, LLC,

DEFAULT SERVICING, LLC

DAL GROUP, LLC
(“DAL”)

AND

CHARDAN 2008 CHINA ACQUISITION CORP.
(“CHARDAN”)

Table of Conents

		Page

ARTICLE 1	DEFINITIONS	2

1.1.	Definitions	2

ARTICLE 2	DAL MEMBERSHIP CONTRIBUTION AND ACQUISITION OF TARGET BUSINESS	14

2.1.	Transfer of Business of DJS, PTA and DSI	14
2.2.	Acquisition Financing	14
2.3.	Chardan Initial Capital Contribution for DAL Membership Interest	14
2.4.	Contribution and Purchase of Target Business	14
2.5.	Payment of the Initial Cash	14
2.6.	Payment of Post-Closing Cash	15
2.7.	Equity Issuance	15
2.8.	Closing	15
2.9.	FlatWorld Proceeds	15

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLER CONTROLLING PARTY WITH RESPECT TO SELLERS, SELLER CONTROLLING PARTY AND THE FORMATION OF THE NEWLY-FORMED LLCS	15

3.1.	Formation, Organization, Authorization, Ownership of Interest.	15
3.2.	No Conflicts	16
3.3.	Legal Proceedings	17
3.4.	Exclusivity	17
3.5.	Consents of Governmental Entities	17
3.6.	Disregarded Entity	17
3.7.	Non-assumed Liabilities	17

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND SELLER CONTROLLING PARTY WITH RESPECT TO THE SELLERS, THE TARGET BUSINESS, THE ASSETS OF THE TARGET BUSINESS AND THE NEWLY FORMED LLCS	17

4.1.	Newly-Formed LLCs	17
4.2.	Financial Statements.	18
4.3.	Taxes	19
4.4.	Absence of Certain Developments	20
4.5.	Affiliates	21
4.6.	Contracts.	22
4.7.	Litigation; Compliance	23
4.8.	Employees; Labor Disputes.	23
4.9.	No Conflict; Consents	24
4.10.	Assets.	24

i

Table of Conents

Table of Conents

Table of Conents

MASTER ACQUISITION AGREEMENT

This MASTER ACQUISITION AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”) is made and entered into as of this 9th day of December, 2009 (the “Effective Date”), by and among, DAL Group, LLC, a limited liability company organized under the laws of the State of Delaware (“DAL”), David J. Stern, the Law Offices of David J. Stern, P.A., a professional association licensed to practice law in the State of Florida (“DJS”), Professional Title and Abstract Company of Florida, Inc., a corporation organized under the laws of the State of Florida (“PTA”), Default Servicing, Inc., a corporation organized under the laws of the State of Florida (“DSI,” each of DJS, PTA and DSI is a “Seller” hereunder, and shall be referred to herein collectively as the “Sellers”), Raj K. Gupta (“Gupta”), Jeffrey A. Valenty (“Valenty”), FlatWorld DAL LLC, a limited liability company organized under the laws of the State of Delaware (“FlatWorld”), Fortuna Capital Partners LP, a limited partnership organized under the laws of the State of Delaware (“Fortuna,” and collectively with FlatWorld, the “Existing Members”), DJS Processing, LLC, a limited liability company organized under the laws of the State of Delaware (“DJS LLC”), Professional Title and Abstract Company of Florida, LLC, a limited liability company organized under the laws of the State of Delaware (“PTA LLC”), Default Servicing, LLC, a limited liability company organized under the laws of Delaware (“DSI LLC”), and Chardan 2008 China Acquisition Corp., a corporation organized under the laws of the British Virgin Islands (“Chardan”). All capitalized terms not defined herein shall have the meanings set forth in the DAL Membership Interest Agreement.

WITNESSETH:

WHEREAS, pursuant to the applicable Contribution Agreement, DJS LLC, PTA LLC and DSI LLC own and operate the Target Business.  DJS, PTA and DSI, the sole members of DJS LLC, PTA LLC and DSI LLC, respectively, desire to transfer their respective interests in such entities to DAL;

WHEREAS, Affiliates of the Existing Members formed DAL on March 20, 2007 and, as of the time immediately prior to the Effective Date, the Existing Members are the sole members of DAL.  DAL proposes to acquire, pursuant to the terms of the DAL Membership Interest Agreement, all of the issued and outstanding membership interests in each of DJS LLC (the “DJS LLC Interests”), PTA LLC (the “PTA LLC Interests”) and DSI LLC (the “DSI LLC Interests”);

WHEREAS, Chardan is a blank check company formed for the purpose of acquiring, engaging in a merger, share exchange or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with an unidentified operating business, which transaction shall equal at least 80% of Chardan’s net assets held in the Trust Account (defined below);

WHEREAS, each of Chardan, DJS, PTA and DSI will become members of DAL and will adopt, together with the Existing Members, the DAL Operating Agreement, contemporaneously with the Closing, to govern the respective rights and obligations of the members and to provide for the management of DAL; and

WHEREAS, in order to consummate the transactions described in the foregoing recitals, the parties hereto desire to enter into this Agreement to document their consent to, and provide for the consummation of, the transactions contemplated or otherwise required by the foregoing recitals.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for such other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1.           Definitions.  As used in this Agreement and the Exhibits and Schedules delivered pursuant hereto, and to the extent incorporated in other Transaction Documents, the following definitions shall apply:

“401(k) Plan” means any existing 401(k) Plan of any Seller adopted by a Newly-Formed LLC or, prior to the Closing, any new 401(k) Plan adopted by any Newly-Formed LLC.

“Accounts Receivable” means any amount owed by any customer, client or other party to any Seller, any Newly-Formed LLC or the Seller Controlling Party in connection with the Target Business.

“Acquired Interests” means, collectively, the DJS LLC Interests, the PTA LLC Interests and the DSI LLC Interests, to be acquired by DAL pursuant to the DAL Membership Interest Agreement.

“Acquisition Proposal” has the meaning set forth in Section 9.7.

“Affiliate” means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership or similar entity for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.  With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust.  For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assumed Liabilities” has the meaning set forth in the Contribution Agreements.

“Audited Financials” means the financial statements of the Target Business for the annual period ended December 31, 2006, 2007 and 2008, prepared in accordance with US GAAP and audited in accordance with US GAAS, by McGladrey & Pullen, LLP.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by any Seller or any Newly-Formed LLC or in which any Seller’s or any Newly-Formed LLC’s assets, business, or transactions are otherwise reflected, in each case with respect to the Target Business.

“Business Day” means any day other than a Saturday, Sunday or legal holiday in connection with which banks in New York, New York are authorized or permitted to close.

“Chardan” has the meaning set forth in the Preamble.

“Chardan Basket” means $250,000.

“Chardan Capital Fee” means $2,000,000.

“Chardan Indebtedness” shall mean all payment obligations (including obligations under capitalized leases) of Chardan to any bank, insurance company, finance company or other institutional lender or other Person for money borrowed; provided, however, that Chardan Indebtedness shall not include trade payables and accruals.

“Chardan Indemnified Parties” means Chardan and DAL, and their respective partners, officers, directors, employees, Affiliates, agents, successors and assigns.

“Chardan Indemnity Cap” means $5,000,000.

“Chardan Initial Capital Contribution” means $64,550,000, reduced by an amount equal to the funds paid to Chardan’s shareholders who exercise their redemption rights or dissenter’s rights in connection with Chardan’s special meeting of shareholders to approve this Agreement and the transactions contemplated hereby.

“Chardan Material Adverse Change” means a material adverse change (a) in the properties, assets, results of operations, business or financial condition of Chardan or (b) in the ability of Chardan to consummate the transactions contemplated by this Agreement or the DAL Membership Interest Agreement; provided, however, that for purposes of this Agreement, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or could be expected to be, a Material Adverse Change:  any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, or (E) changes in law, rules, relations, orders or other binding directives issued by any Governmental Entity.

“Chardan Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of Chardan.

“Chardan Private Placement Shares” means up to 1,500,000 ordinary shares of Chardan issued pursuant to a private placement closing on or before the Closing, for gross proceeds of $10,500,000.

“Chardan Services Agreement” has the meaning set forth in the DAL Membership Interest Agreement.

“Chardan Warrants” means the 11,166,666 warrants issued by Chardan prior to the date of this Agreement, exercisable at $5.00 each for one share of Chardan Common Stock, expiring on August 11, 2012, and the 137,500 warrants to be issued by Chardan upon exercise of the Underwriter Option.

“Chardan Warrant Cash” means the cash paid by Chardan to exercise the DAL Warrants, less any portion of such cash required to be paid to the Stern Participants pursuant to the Stern Deferral Note and the lenders by the terms of the DAL Acquisition Debt, as such terms were agreed to as of the Closing Date.

“Claims” means any and all notices, claims, demands, Legal Proceedings, deficiencies, Orders, and Losses assessed or sustained, including the defense or settlement of any such Claim and the enforcement of all rights to indemnification under this Agreement.

“Closing Date” means the date that is no more than three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article 7.

“Closing” means the consummation of the transactions contemplated by the DAL Membership Interest Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Interest” means the Common Membership Interests of DAL, issued pursuant to the DAL Operating Agreement.

“Consent” means any consent, authorization or approval.

“Contributed Asset” means any asset contributed by each Seller to its respective Newly-Formed LLC, pursuant to a Contribution Agreement, or otherwise.

“Contribution  Agreement” means any of the Contribution Agreements, between a Seller and its respective Newly-Formed LLC, providing for the contribution by such Seller of Contributed Assets to such Newly-Formed LLC, in the form attached hereto as Exhibit A.

“Contract” means any contract, agreement, commitment, arrangement or understanding (whether written or oral, whether formal or informal).

“DAL” has the meaning set forth in the Preamble.

“DAL Acquisition Debt” has the meaning set forth in the DAL Membership Interest Agreement.

“DAL Chardan Equity” has the meaning set forth in the DAL Membership Interest Agreement.

“DAL Expenses” has the meaning set forth in the DAL Membership Interest Agreement.

“DAL Membership Interest Agreement” means the Contribution and Membership Interest Purchase Agreement as described in Section 2.4 hereof, pursuant to which DAL will acquire the Target Business from Sellers, in the form attached hereto as Exhibit B.

“DAL Material Adverse Change” means a material adverse change (a) in the properties, assets, results of operations, business or financial condition of DAL or (b) in the ability of DAL to consummate the transactions contemplated by this Agreement or the DAL Membership Interest Agreement; provided, however, that for the purposes of this Agreement, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or could be expected to be, a Material Adverse Change:  any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, or (E) changes in law, rules, relations, orders or other binding directives issued by any Governmental Entity.

“DAL Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of DAL.

“DAL Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of DAL, in the form attached hereto as Exhibit C.

“DAL Stern Equity” has the meaning set forth in the DAL Membership Interest Agreement.

“DAL Warrants” means the Warrants issued by DAL to Chardan as part of the Equity Consideration, each exercisable into one Common Interest, at a price of $5.00, upon the exercise of each Chardan Warrant, or entitling the holder thereof to Common Interests of DAL upon the exercise of the Underwriter Option issued by Chardan to each underwriter of Chardan’s initial public offering.

“Deferral Notes” has the meaning set forth in the DAL Membership Interest Agreement.

“Disclosure Schedules” has the meaning set forth in Article 3.

“DJS LLC Interests” has the meaning set forth in the Preamble.

“DJS” has the meaning set forth in the Preamble.

“DSI LLC Interests” has the meaning set forth in the Preamble.

“DSI” has the meaning set forth in the Preamble.

“Employee Benefit Plans” means all “employee benefit plans” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based, severance, or other plan or written agreement relating to employment, compensation or fringe benefits.

“Employment Agreement” means that employment agreement to be entered into by and between DAL and David J. Stern in the form attached hereto as Exhibit D.

“Equity Consideration” means the DAL Chardan Equity, the DAL Stern Equity and the Existing Members Equity.

“Escrow Agent” means US Bank and Trust Company.

“Escrow Agreement” means the Escrow Agreement, dated the Closing Date, among Sellers and Escrow Agent, in the form attached hereto as Exhibit E.

“Escrowed Equity” means the Series A Preferred Interests of DJS, PTA and DSI with an aggregate value as of the Closing of $15,000,000 (based on the value implied by the Series A liquidation preference), deposited with the Escrow Agent pursuant to the Escrow Agreement and Section 11.8 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Members” has the meaning set forth in the Preamble.

“Existing Members Equity” has the meaning set forth in the DAL Membership Interest Agreement.

“Facilities Sharing Agreement” means the Facilities Sharing Agreement, dated as of the Closing Date, between DJS and DAL, in the form attached hereto as Exhibit F.

“FIRPTA Certificate” means a certificate of each Seller under Section 1445(b)(2) of the Code, acceptable in form and substance to Chardan and DAL.

“Financial Statements” means the Audited Financials and the Unaudited Financials.

“Financing Agreements” means the documents, agreements, instruments and certificates executed by DAL in connection with the DAL Acquisition Debt, to partially finance the purchase of the Acquired Interests.

“FlatWorld” has the meaning set forth in the Preamble.

“FlatWorld Additional Warrant Proceeds” has the meaning set forth in the DAL Membership Interest Agreement.

“FlatWorld Basket” means $50,000.

“FlatWorld Closing Proceeds” has the meaning set forth in the DAL Membership Interest Agreement.

“FlatWorld Indemnity Cap” means the lesser of (1) 55% of the after-tax cash proceeds received by FlatWorld or any post-Closing Affiliate as a result of the Transactions (including from the FlatWorld Services Agreement and the sale of the Existing Members Equity or Chardan shares received in exchange therefor), and (2) $1,500,000; provided, if any indemnity claim that was made within the period during which such claims may be made under this Agreement is limited as a result of clause (1) above, and FlatWorld or any of its post-Closing Affiliates receive additional after-tax cash proceeds as a result of the Transactions after such time limitation, then the Chardan Indemnified Parties and the Stern Indemnified Parties shall be entitled to recover from FlatWorld, Gupta and Valenty an amount equal to 55% of such additional after-tax cash proceeds, subject to the cap set forth in clause (2) above, even if such cash proceeds are received after the period during which indemnification claims may be made under this Agreement.

“FlatWorld Services Agreement” has the meaning set forth in the DAL Membership Interest Agreement.

“FlatWorld Warrant Proceeds” has the meaning set forth in the DAL Membership Interest Agreement.

“Fortuna” has the meaning set forth in the Preamble.

“Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Government Securities” means any Treasury Bills issued by the United States having a maturity of one hundred and eighty (180) days or less.

“Gupta” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1974.

“Indebtedness” shall mean all payment obligations (including obligations under capitalized leases) of any Seller or any Newly-Formed LLC to any bank, insurance company, finance company or other institutional lender or other Person for money borrowed; provided, however, that Indebtedness shall not include trade payables and accruals.

“Initial Cash” means $110,969,080, less the principal amount of the Stern Deferral Note.

“Intellectual Property Rights” means all intellectual property rights, including: (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuation, continuation-in-part, extensions and reexaminations), all improvements to the inventions disclosed in each such registration, patent or application, registered or applied for in the United States and all other nations throughout the world, and all rights therein provided by bilateral or international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, whether or not registered, including all variations, derivations and combinations thereof, and registrations and applications for registration thereof in any product category, including all marks registered or applied for in the United States and all other nations throughout the world, and all rights therein provided by bilateral or international treaties or conventions and all goodwill of the appurtenant business associated therewith, (iii) copyrights, (iv) computer software, including source code, object code, firmware, operating systems and specifications, (v) trade secrets and confidential, technical and business information, and (vi) copies and tangible embodiments of all of the foregoing, in whatever form or medium.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Lease Agreements” means the Office Lease between Teachers Insurance and Annuity Association of America and DJS dated February 15, 2008; Standard Office Lease between Colross I, LLC and DJS dated July 13, 2009; and Lease between Commerce Crossings Business Centers and DSI dated July 17, 2008.

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

“Letter Agreements” means, collectively, that certain letter agreement, dated the date hereof, executed by DAL, FlatWorld and Fortuna, and that certain letter agreement, dated the date hereof, executed by DAL, FlatWorld, Fortuna and the Stern Participants.

“Losses” means any and all losses, damages, debts, liabilities, obligations, deficiencies, penalties, amounts paid in connection with Claims, amounts paid in settlement, costs (including court costs) and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements and other amounts paid or incurred in connection with the enforcement of rights (whether by law or pursuant to this Agreement) to recover Losses but shall not include liability for any lost profits, diminution in value (including based upon multiple of earnings) or incidental, consequential, indirect, special, or punitive damages.

“Material Adverse Change” means a material adverse change (a) in the properties, assets, results of operations, business or financial condition of any Seller or any Newly-Formed LLC, in each case, taken as a whole or (b) in the ability of any Seller or the Seller Controlling Party to consummate the transactions contemplated by this Agreement or the DAL Membership Interest Agreement; provided, however, that for the purposes of this Agreement, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or could be expected to be, a Material Adverse Change:  (i) any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions that effect the Target Business and all other sectors of the overall economy equally (and, for the avoidance of doubt, any downturn in general economic conditions that disproportionately impacts the Target Business will be considered a Material Adverse Change with respect to this provision), (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, or (E) changes in law, rules, relations, orders or other binding directives issued by any Governmental Entity.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of the Target Business, any Seller or any Newly-Formed LLC.

“Net EBITDA” has the meaning set forth in the DAL Membership Interest Agreement.

“Newly-Formed LLC” shall mean each of DJS LLC, PTA LLC and DSI LLC and shall be referred to herein collectively as the “Newly-Formed LLCs”.

“Newly-Formed LLC Plans” means any Newly-Formed LLC’s employee benefit plans and arrangements, including any 401(k) plan, and employee group or executive medical, life or disability insurance.

“Nonassumed Liabilities” means all liabilities of the Target Business not expressly assumed by the Newly-Formed LLCs pursuant to the Contribution Agreements including, without limitation, any and all liabilities or obligations for any Tax incurred or asserted as a result of the Transactions, except to the extent included in accounts payable or accrued expenses assumed as a part of the Assumed Liabilities under any Contribution Agreement.

“Order” means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Entity, arbitrator or arbitration panel.

“Permits” means any material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Target Business as conducted by any Seller, together with the name of the Governmental Entity issuing the same.

“Permitted Claims” has the meaning set forth in the Contribution Agreements.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization or Governmental Entity.

“Post-Closing Cash” means $35,000,000.

“Pre-Closing Period” means any period that ends on or before the Closing Date or, with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing Date.

“PTA LLC Interests” has the meaning set forth in the Recitals.

“PTA” has the meaning set forth in the Preamble.

“Registration Rights Agreement” means that certain Registration Rights Agreement, among DJS, PTA, DSI, the Existing Members and Chardan, in the form attached hereto as Exhibit G.

“Release Time” means the earlier of the Closing and the rightful abandonment or termination of this Agreement pursuant to Section 12.1.

“Restrictions” means all liens, pledges, encumbrances, security interests, Taxes, voting trusts, options, warrants, calls and rights of first refusal.

“Restrictive Covenants” means those covenants set forth in Article 8 hereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 6.14.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Recitals.

“Seller Basket” means $500,000.

“Seller Controlling Party” means David J. Stern.

“Seller Indemnity Cap” means $15,000,000.

“Series A Preferred Interest” means the Series A Preferred Interests of DAL, issued pursuant to the DAL Operating Agreement.

“Series B1 Preferred Interest” means the Series B1 Preferred Interests of DAL, issued pursuant to the DAL Operating Agreement.

“Series B2 Preferred Interest” means the Series B2 Preferred Interests of DAL, issued pursuant to the DAL Operating Agreement.

“Series B3 Preferred Interest” means the Series B3 Preferred Interests of DAL, issued pursuant to the DAL Operating Agreement.

“Series B4 Preferred Interest” means the Series B4 Preferred Interests of DAL, issued pursuant to the DAL Operating Agreement.

“Series B5 Preferred Interest” means the Series B5 Preferred Interests of DAL, issued pursuant to the DAL Operating Agreement.

“Series B Preferred Interests” means, collectively, the Series B1 Preferred Interest, Series B2 Preferred Interest, Series B3 Preferred Interest, Series B4 Preferred Interest and Series B5 Preferred Interest.

“Services Agreement” means that exclusive, long-term services agreement entered into between DJS and DJS LLC, in the form attached hereto as Exhibit H.

“Solicitation” has the meaning set forth in Section 9.7.

“Stern Deferral Note” has the meaning set forth in the DAL Membership Interest Agreement.

“Stern Indemnified Parties” means DJS, PTA and DSI and their officers, directors, employees, Affiliates, agents, successors and assigns.

“Stern Participants” means each Seller and the Seller Controlling Party.

“Target Business” means, collectively, (a) the non-legal residential mortgage foreclosure processing business and related service operations of DJS, (b) all of the business, assets and operations of PTA, and (c) all of the business, assets and operations of DSI.

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature imposed by any Governmental Entity (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits taxes), including any liability therefor as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, by reason of being a successor-in-interest or transferee of another entity, together with any interest, penalties and additions to tax or imposed thereon.

“Tax Indemnity Agreements” means the Tax Indemnity Agreements made by DAL, David J. Stern, individually, DJS, PTA, DSI, FlatWorld and each of Valenty and Gupta, individually, in favor of Chardan, in the forms attached hereto as Exhibit I.

“Tax Proceeding” means an audit, examination, investigation, or Legal Proceeding relating to any Tax of any Seller.

“Tax Return” includes any return (including any informational return), declaration, report, Claim for refund or credit, information return or statement, and any amendment thereto, whether on a consolidated, combined, unitary or separate basis, or other document (including any related or supporting information or schedule), filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or the administration of any Laws, regulations or administrative requirements relating to Taxes.

“Territory” means the United States and its territories and possessions.

“Third Party” means any Person other than any Seller or the Seller Controlling Party.

“Third Party Claim” has the meaning set forth in Section 11.3.

“Transaction” or “Transactions” means, collectively, the transactions contemplated by this Agreement and the DAL Membership Interest Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Services Agreement, the Employment Agreement, the DAL Membership Interest Agreement, the Facilities Sharing Agreement, the DAL Operating Agreement, the DAL Warrants, the Registration Rights Agreement, the Contribution Agreements, the Escrow Agreement, the Voting Agreement, the FlatWorld Services Agreement, the Chardan Services Agreement, the Letter Agreements, the Deferral Notes, the Warrant Sale Agreement, and the Tax Indemnity Agreements.

“Trust Account” means the trust account established upon the closing of Chardan’s initial public offering in the amount of $54,300,000, representing certain proceeds received from such offering and from a private placement consummated immediately prior to the closing of the initial public offering.

“Unaudited Financials” means the financial statements of the Target Business for the six-month period ended June 30, 2009, prepared in accordance with US GAAP applied on a basis consistent with the Audited Financials.

“Underwriter Option” means the options issued by Chardan to its underwriters as a portion of the consideration paid to them in connection with Chardan’s initial public offering, each Underwriter Option giving the holder the right to purchase for $8.80 a unit of Chardan’s securities consisting of one Chardan ordinary share and a warrant to purchase an additional Chardan ordinary share for $5.00.

“US GAAP” means generally accepted accounting principles, as applied in the United States.

“US GAAS” means generally accepted auditing standards, as applied in the United States.

“Valenty” has the meaning set forth in the Preamble.

“Voting Agreement” means that certain Voting Agreement, dated as of the date hereof, among Seller Controlling Party, DJS, DSI, PTA, DAL, the Existing Members and Chardan, in the form attached hereto as Exhibit J.

“Warrant Sale Agreement” has the meaning set forth in the DAL Membership Interest Agreement.

“Working Capital Adjustment” means the working capital adjustment provided for in Section 2.7 of the DAL Membership Interest Agreement.

Terms Generally; Certain Rules of Construction.  Definitions in this Agreement and the other Transaction Documents shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement, except as otherwise provided.  Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the organizational or constituent documents of any Person, to any Contract, instrument or document or to any Law or any specific section or other provision thereof, shall be deemed a reference to the foregoing as amended and supplemented through such time (and, in the case of organizational or constituent documents of any Person, to the form of such documents used in the jurisdiction of the Person’s organization,  and in the case of a Law or specific section or other provision thereof, to any successor of such Law, section or other provision).  Any reference in this Agreement to a “day” (without the explicit qualification of Business Day) shall be interpreted as a reference to a calendar day.  If any action is to be taken or is required to be given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be considered timely if it is taken or given on or before the next Business Day.  Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision using a defined term which is based on a specified relationship between one Person and one or more other Persons shall, as of any time, refer only to such Persons who have the specified relationship as of that particular time.  Expressions, in any form, regarding the “knowledge of” any Seller or Newly-Formed LLCs with regard to any matter refer to either the actual knowledge of David J. Stern, Shameeza Ishahak, Cheryl Samons (DJS and PTA only) and Carol Whitlow (PTA only).

ARTICLE 2

DAL MEMBERSHIP CONTRIBUTION AND ACQUISITION OF TARGET BUSINESS

2.1.          Transfer of Business of DJS, PTA and DSI.  Immediately prior to the Closing, in each case pursuant to the relevant Contribution Agreement, (i) DJS will contribute all of the non-legal residential mortgage foreclosure processing and related service operation business, assets and operations of DJS as described therein to DJS LLC, in exchange for all of the DJS LLC Interests, (ii) PTA will contribute all of its business, assets and operations as described therein to PTA LLC, in exchange for all of the PTA LLC Interests, and (iii) DSI will contribute all of its business, assets and operations as described therein to DSI LLC, in exchange for all of the DSI LLC Interests (in each of the foregoing cases, excluding the Nonassumed Liabilities)  Each of the DJS LLC Interests, the PTA LLC Interests and the DSI LLC Interests will constitute all of the issued and outstanding membership interests in each of DJS LLC, PTA LLC and DSI LLC, respectively.

2.2.          Acquisition Financing.  Immediately prior to the Closing, pursuant to the Financing Agreements, DAL will borrow funds from Bank of America, N.A. to partially finance the purchase of (i) the DJS LLC Interests from DJS, (ii) the PTA LLC Interests from PTA, and (iii) the DSI LLC Interests from DSI

2.3.          Chardan Initial Capital Contribution for DAL Membership Interest.  Upon the terms and subject to the conditions of the DAL Membership Interest Agreement, at the Closing, Chardan shall contribute the Chardan Initial Capital Contribution to the capital of DAL, in exchange for the DAL Chardan Equity.

2.4.          Contribution and Purchase of Target Business.  Immediately prior to the Closing, the Sellers, DAL, Chardan, the Existing Members, the Newly-Formed LLCs and Seller Controlling Party will enter into the DAL Membership Interest Agreement.  Upon the terms and subject to the conditions of the DAL Membership Interest Agreement, at the Closing.  DAL shall acquire from Sellers, and Sellers shall each contribute in part and sell in part, and, in whole, convey, transfer, assign and deliver to DAL, free and clear of all Restrictions, all right, title and interest of each Seller in, to and under the DJS LLC Interests, the PTA LLC Interests and the DSI LLC Interests, as applicable, in exchange for (i) the Initial Cash, the Post-Closing Cash, and the Stern Deferral Note and (ii) the DAL Stern Equity, as more specifically set forth in the DAL Membership Interest Agreement.

2.5.          Payment of the Initial Cash and Stern Deferral Note.  Upon satisfaction or waiver of all conditions precedent contained in this Agreement and the DAL Membership Interest Agreement, on the Closing Date, DAL shall pay to the Sellers the Initial Cash and deliver to the Sellers the Stern Deferral Note and related documents.  The Initial Cash shall be payable by wire transfer in immediately available funds, and shall be directed by DAL to the respective accounts identified by Sellers.

2.6.          Payment of Post-Closing Cash.  Following the Closing Date, the Sellers shall receive payments of the Post-Closing Cash as provided in Section 2.5 of the DAL Membership Interest Agreement.

2.7.          Equity Issuance.  The DAL Stern Equity and the DAL Chardan Equity shall be issued at the Closing by DAL to Sellers and Chardan, respectively, in each case, free and clear of all Restrictions, other than those contained in the DAL Operating Agreement.

2.8.          Closing.  The Closing of the sale of the DJS LLC Interests, the PTA LLC Interests and the DSI LLC Interests will be subject to and made in accordance with the terms of this Agreement and the DAL Membership Interest Agreement as described herein and therein.

2.9.          Existing Members Equity.   Upon the terms and subject to the conditions of this Agreement and the DAL Membership Interest Agreement, in connection with the Closing, the Existing Members’ existing membership interests in DAL will be restated to reflect the Existing Members Equity, free and clear of all Restrictions, other than those contained in the DAL Operating Agreement.

2.10.        FlatWorld Proceeds.  Upon satisfaction or waiver of all conditions precedent contained in this Agreement and the DAL Membership Interest Agreement, and the Closing of the Transactions, FlatWorld shall be entitled to receive the FlatWorld Closing Proceeds, the FlatWorld Warrant Proceeds, the FlatWorld Additional Warrant Proceeds, and the DAL Expenses shall be paid, in connection with the Closing of the Transactions contemplated by the Transaction Documents, with the FlatWorld Warrant Proceeds and the FlatWorld Additional Warrant Proceeds paid as provided in Section 2.5 of the DAL Membership Interest Agreement.  The FlatWorld Closing Proceeds and DAL Expenses shall be paid in accordance with Section 13.3 of the DAL Membership Interest Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLER
CONTROLLING PARTY WITH RESPECT TO SELLERS,
SELLER CONTROLLING PARTY AND THE FORMATION OF THE NEWLY-FORMED LLCS

Sellers and Seller Controlling Party, jointly and severally, each hereby represents and warrants to DAL and Chardan as follows, provided, however, that all representations and warranties of Sellers are made subject to the exceptions set forth in the Disclosure Schedules, attached hereto (the “Disclosure Schedules”):

3.1.          Formation, Organization, Authorization, Ownership of Interest.

(a)           Schedule 3.1(a) correctly sets forth, as to each Seller, its place of formation, principal place of business and jurisdictions in which it is qualified to do business.  DJS is a professional association formed under the Laws of the State of Florida.  Each of PTA and DSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

(b)           Each Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery by each Seller of this Agreement and the consummation by Sellers of the transactions contemplated hereby and thereby, have been duly authorized by each Seller’s manager, board of managers, managing Member or board of directors, as the case may be, and Seller Controlling Party.  This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligations of each Seller, enforceable against each of them in accordance with such document’s respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

(c)           Seller Controlling Party has full legal capacity to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Seller Controlling Party, and constitutes a legal, valid and binding obligation of Seller Controlling Party.  Seller Controlling Party is the sole record and beneficial owner of (i) all issued and outstanding capital stock of (or other ownership interest in) each Seller and (ii) indirectly, through Sellers, all issued and outstanding membership interests in the Newly-Formed LLCs.  Neither Sellers nor Seller Controlling Party owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person engaged in any business substantially similar to the Target Business.

(d)           Each Seller’s registered names for each of the states, or other jurisdictions, of its respective incorporation or formation and qualification, are set forth on Schedule 3.1(d).

(e)           Sellers are the only record and beneficial owners of all of the issued and outstanding membership interests in the Newly-Formed LLCs.  There are no options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase or sale of any equity interest in any Newly-Formed LLC, including with respect to any of the Acquired Interests, by any Person other than DAL, pursuant hereto.  There are no arrangements that currently require or permit any interest in any Newly-Formed LLC to be voted by or at the discretion of anyone other than DJS, PTA or DSI, as applicable.

(f)           The DJS LLC Interests, PTA LLC Interests and DSI LLC Interests, when issued by each of DJS LLC, PTA LLC and DSI LLC to DJS, PTA and DSI, respectively, pursuant to the Contribution Agreements, will be duly and validly authorized, validly issued, fully paid and nonassessable, and are free and clear of all Restrictions.

3.2.          No Conflicts.  The execution and delivery by any Seller or Seller Controlling Party of this Agreement does not, and the performance by any Seller or Seller Controlling Party of their respective obligations under this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not: (a) conflict with or result in a violation or breach of any of the certificate of incorporation or by-laws or other organizational documents of any Seller or any Newly-Formed LLC, or (b) subject to obtaining Consents, obtaining approvals and taking actions, making the filings and giving the notices specifically referenced in this Agreement, conflict with or result in a violation or breach of any Law applicable to any Seller, Newly-Formed LLC or Seller Controlling Party, or any of their respective assets or properties.

3.3.          Legal Proceedings.  There are no Legal Proceedings pending or, to the knowledge of any Seller or Seller Controlling Party, threatened, against any Seller or Seller Controlling Party, or any of their respective assets or properties, which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the performance of any of Seller’s or Seller Controlling Party’s obligations contemplated by this Agreement or the DAL Membership Interest Agreement.

3.4.          Exclusivity.  None of Seller Controlling Party or any Seller, or any of their respective Affiliates, is now engaged in discussions or negotiations with any other party other than DAL with respect to any Acquisition Proposal.

3.5.          Consents of Governmental Entities.  Except as set forth on Schedule 3.5, no Consent, or declaration, filing or registration by any Seller, any Newly-Formed LLC or Seller Controlling Party with any Governmental Entity is required in connection with the execution and delivery by any Seller, Newly-Formed LLC or Seller Controlling Party of this Agreement and the consummation of the transactions contemplated hereby.

3.6.          Disregarded Entity.  Each Newly-Formed LLC is disregarded as an entity separate from its respective Seller for income Tax purposes.

3.7.          Non-assumed Liabilities.  No Newly-Formed LLC has assumed, or otherwise agreed to become responsible for in any way, any Nonassumed Liability.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND SELLER
CONTROLLING PARTY WITH RESPECT TO THE SELLERS, THE TARGET
BUSINESS, THE ASSETS OF THE TARGET BUSINESS AND THE NEWLY FORMED LLCS

Sellers and Seller Controlling Party, jointly and severally, with respect to the Sellers, Seller Controlling Party, the Target Business and the Newly-Formed LLCs, each hereby represents and warrants to DAL and Chardan as follows; provided, however, that all representations and warranties of Sellers are made subject to the exceptions set forth in the Disclosure Schedules:

4.1.          Newly-Formed LLCs.  Since their respective formation, no Newly-Formed LLC has conducted any business or entered into or agreed to enter into any Contract or taken any action which would cause any of the representations and warranties made by the Sellers and Seller Controlling Party to be false if such representation and warranty were made by such Newly-Formed LLC.

4.2.          Financial Statements.

(a)           Attached hereto as Schedule 4.2(a) are the Financial Statements.  The Financial Statements (i) were prepared from the Books and Records; (ii) except (A) as set forth on Schedule 4.2(a), (B) in the Audited Financial Statements, (C) for normal recurring year-end adjustments which have not yet been made in the Unaudited Financials and (D) that the Unaudited Financials do not contain footnotes, were prepared in accordance with US GAAP; and (iii) fairly present, in all material respects, the Target Business’s financial condition and the results of its operations as of their respective dates and for the periods then ended.  The Audited Financials contain and reflect all necessary adjustments and accruals for a fair presentation of the Target Business’s financial condition as of their respective dates, and contain and reflect adequate provisions for all reasonably anticipated material liabilities for all material income, property, sales, payroll or other Taxes applicable to the Target Business with respect to the periods then ended.  The Target Business has delivered to Chardan complete and accurate copies of all “management letters” received by it from the Target Business’s accountants and all responses during the last three years by lawyers engaged by the Target Business related to inquiries from the Target Business’s accountant or any predecessor accountants.

(b)           To the knowledge of Sellers and Seller Controlling Party, after due inquiry, except as specifically disclosed, reflected or fully reserved against on the December 31, 2008 balance sheet contained in the Audited Financials (the “December Balance Sheet”) and for liabilities and obligations of a similar nature incurred in the ordinary course of business since the date of the December Balance Sheet and except as set forth in the Unaudited Financials or on Schedule 4.2(b), there are no material liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to the Target Business.  All debts and liabilities, fixed or contingent, which are required to be included in accordance with US GAAP on an accrual basis on the December Balance Sheet, are included therein.

(c)           The December Balance Sheet accurately reflects the outstanding Indebtedness of the Target Business as of the respective dates thereof.  Except as set forth on Schedule 4.2(b), the Target Business does not have any Indebtedness.

(d)           To the knowledge of Sellers, the Seller Controlling Party and the Newly-Formed LLCs, nothing done by any of them with respect to the operation of the Target Business prior to the Closing of the Transaction will prevent Chardan from complying in all material respects with the Sarbanes-Oxley Act of 2002 immediately after the Transaction is consummated.

(e)           All Books and Records of the Target Business have been accurately maintained in accordance with the requirements of applicable law, in all material respects.  The Target Business has none of its material records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the exclusive ownership (excluding licensed software programs) and direct control of the Target Business and which is not located at the offices of Sellers or at locations set forth on Schedule 4.2(e), other than relating to payroll processing services provided by third parties.

4.3.          Taxes.  Except as set forth on Schedule 4.3:

(a)           Each Seller, each Newly-Formed LLC and Seller Controlling Party has (1) duly and timely filed (taking into account valid extensions of time to file) all Tax Returns required to be filed by it on or prior to the Closing Date, which Tax Returns are true, correct and complete in all material respects, and (2) duly and timely paid (taking into account valid extensions of time to pay) all Taxes due and payable on or before the Closing Date, and has properly accrued on the Audited Financials all Taxes not yet due and payable.  Each Seller, each Newly-Formed LLC  and Seller Controlling Party has timely and properly withheld or collected, paid over and reported all employment Taxes required to be withheld or collected by it on or before the Closing Date.

(b)           (i) No Seller, Newly-Formed LLC or Seller Controlling Party has received written notice from a Governmental Entity asserting an additional Tax on any Seller, Newly-Formed LLC or Seller Controlling Party that has not been fully satisfied, (ii) no Seller, Newly-Formed LLC or Seller Controlling Party has received any written notice from any Governmental Entity that intends to conduct a Tax Proceeding, (iii) no Seller, Newly-Formed LLC or Seller Controlling Party has waived or extended a statute of limitations with respect to the assessment or collection of any Tax or Tax Proceeding of any Seller, Newly-Formed LLC or Seller Controlling Party (unless the period to which it has been waived or extended has expired), (iv) there is no outstanding power of attorney from any Seller, Newly-Formed LLC or Seller Controlling Party authorizing anyone to act on behalf of any Seller, Newly-Formed LLC or Seller Controlling Party in connection with any Tax of any Seller, Newly-Formed LLC or Seller Controlling Party, (v) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Governmental Entity with respect to any Seller, Newly-Formed LLC or Seller Controlling Party, its income, assets, the Target Business or Tax, (vi) no Seller, Newly-Formed LLC or Seller Controlling Party is or has ever been, a party to any Tax sharing or Tax allocation contract, (vii) no Seller or Newly-Formed LLC is or has ever been, included in any consolidated, combined or unitary Tax Return, (viii) to the knowledge of each Seller, each Newly-Formed LLC and Seller Controlling Party, no Claim has been made by a Governmental Entity in a jurisdiction where any Seller, Newly-Formed LLC or Seller Controlling Party does not file Tax Returns that any Seller, Newly-Formed LLC or Seller Controlling Party is or may be subject to taxation by that jurisdiction, (ix) to the knowledge of each Seller, Newly-Formed LLC and Seller Controlling Party, no issue has been raised by a Governmental Entity in any prior audit or investigation of any Seller, Newly-Formed LLC or the Seller Controlling Party with respect to any Tax for a Pre-Closing Period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of any Seller, Newly-Formed LLC or Seller Controlling Party for any subsequent taxable period, and (x) no Seller, Newly-Formed LLC or Seller Controlling Party has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(c)           No Seller or Newly-Formed LLC has “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code.

(d)           No Seller or Newly-Formed LLC is a party to any contract that would, individually or in the aggregate, result in the payment of any amount that would not be deductible by reason of Section 162, 280G or 404 of the Code.  No Seller or Newly-Formed LLC has a plan or contract providing for deferred compensation that is subject to Section 409A(a) of the Code or any asset, plan or contract that is subject to Section 409A(b) of the Code.  None of the assets of any Seller that will be contributed to any of the Newly-Formed LLCs is required to be treated as being owned by any other Person pursuant to the “safe harbor” leasing provision of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions.  No Seller or Newly-Formed LLC has a fixed place of business or permanent establishment in any foreign country with respect to the Target Business.  No Seller or Newly-Formed LLC has entered into any “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4 or any predecessor thereof)

(e)           Each Seller is a subchapter S corporation, for both United States federal income Tax law purposes, and in each other Tax jurisdiction where such Seller does business or is required to file a Tax Return, and has been a subchapter S corporation, in all relevant Tax jurisdictions, since its inception.  Each Newly-Formed LLC is and always has been a disregarded as an entity separate from its respective Seller for income Tax purposes.

(f)           The “anti-churning” rules of Section 197(f)(9) of the Code do not apply to the Transaction.

4.4.          Absence of Certain Developments.  Except as set forth in Schedule 4.4, since the date of the Unaudited Financials, no Seller, as it relates to the Target Business, or Newly-Formed LLC has:

(a)           issued any equity securities, any profits interests, or any securities exchangeable for or convertible into any equity securities or profits interests, other than pursuant to the Contribution Agreements;

(b)           borrowed any amounts, or entered into any other liabilities which are not in the ordinary course of business, consistent with past practice;

(c)           sold, assigned or transferred any of its assets other than in the ordinary course of business, consistent with past practices, other than pursuant to the Contribution Agreements;

(d)           (i) compromised any debt or Claim other than in the ordinary course of business consistent with past practices; (ii) intentionally waived any rights other than in the ordinary course of business consistent with past practices; (iii) suffered any material theft, destruction, damage or casualty loss; (iv) intentionally waived, canceled or released any right, Claim or Accounts Receivable other than in the ordinary course of business consistent with past practices; and (v) suffered any extraordinary losses;

(e)           authorized any material increase in the compensation of such Seller’s or Newly-Formed LLC’s employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), other than in the ordinary course of business, consistent with past practice (such as pursuant to such Seller’s or Newly-Formed LLC’s customary annual salary and bonus reviews);

(f)            made any change in any method of accounting or accounting practice that has had a Material Adverse Effect;

(g)           accepted any purchase order or quotation, arrangement, or understanding for future sale of the products or services of such Seller or Newly-Formed LLC, other than in the ordinary course of business, consistent with past practice;

(h)           incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves that had a Material Adverse Effect;

(i)            written down or written up the value of any inventory, increased inventory levels in excess of historical levels for comparable periods or written off as uncollectible any notes or accounts receivable, except, in each case, in the ordinary course of business consistent with past practice;

(j)            made any single capital expenditure or commitment in excess of $75,000 for additions to property, plant, equipment or intangible capital assets or made capital expenditures or commitments in excess of $75,000 in the aggregate for additions to property, plant, equipment or intangible capital assets;

(k)           made any material change in the manner in which products or services have been performed or marketed or any other material change to the Target Business conducted by such Seller or Newly-Formed LLC;

(l)            had any material labor dispute or received notice of any material grievance;

(m)          suffered any Material Adverse Change in its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations;

(n)           granted any license or sublicense of any rights under, or with respect to, any Intellectual Property Right;

(o)           received any resignation of any management level key employee of such Seller who would otherwise have been employed by one of the Newly-Formed LLC’s after the Closing; or

(p)           agreed, whether in writing or otherwise, to take any action described in this Section 4.4.

4.5.          Affiliates.  Except as set forth on Schedule 4.5, no director, officer or Affiliate of any Seller, any Newly-Formed LLC or the Seller Controlling Party, or any corporation, partnership, limited liability company, trust or other entity in which any such Person, is an officer, director, trustee, member, manager, partner or holder of more than five percent (5%) of any class of outstanding equity thereof, is a party or intends to be a party, to any Material Contract to which any Newly-Formed LLC will be a party.

4.6.          Contracts.

(a)           Except as set forth on Schedule 4.6(a), immediately following the Closing, no Newly-Formed LLC is or will be bound by any of the following:

(i)            any contract that grants a power of attorney, agency or similar authority to another Person;

(ii)           any contract to lend or advance to, invest in, or guarantee any indebtedness, obligation or performance of, or indemnify any Person;

(iii)          any contract relating to the employment of any Person by such Newly-Formed LLC not terminable at will by such Newly-Formed LLC without obligation to pay any severance, termination or other payment, or any bonus, deferred compensation, pension, severance, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, except the Employment Agreements;

(iv)          any contract other than purchase orders in the ordinary course, pursuant to which such Newly-Formed LLC is (1) required to make payments of $75,000 or more, or (2) entitled to receive payments of $75,000 or more, and, in each such case, any such Contract is not, without a payment required thereunder (beyond those due for work performed or materials delivered thereunder), terminable upon thirty (30) days or less notice;

(v)           any contract limiting the freedom of a Newly-Formed LLC from engaging in any business including any non-competition agreement or other restrictive covenant agreement;

(vi)          except for Permitted Claims, any Contract that contains a Restriction with respect to any Contributed Asset of such Newly-Formed LLC;

(vii)         any other contract other than purchase orders in the ordinary course, which involves consideration or other expenditures of a Newly-Formed LLC in excess of $75,000 or involving performance over a period of more than six (6) months;

(viii)        any capitalized lease; and

(ix)           any unexpired written bid or proposal to enter into any of the contacts identified above that is of a nature that it could, as presented, be accepted by a Third Party and be thereby binding upon such Newly-Formed LLC.

(b)           Except as set forth on Schedule 4.6(b) each Contract to which any Seller or Newly-Formed LLC is a party listed on Schedule 4.6(b) is as to such Seller or Newly-Formed LLC, valid and in full force and effect and there exists no (i) material default by such Seller or Newly-Formed LLC or, to the knowledge of such Seller or Newly-Formed LLC, any material default by the other party/parties thereto or, to the knowledge of such Seller or Newly-Formed LLC, event of default which could reasonably be expected to cause a Material Adverse Effect, or (ii) event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a default or event of default thereunder which could reasonably be expected to cause a Material Adverse Effect.  Each Seller or Newly-Formed LLC has substantially performed all of the terms and conditions of any Contract required to be performed at or prior to Closing to which it is a party in all material respects, and, to the knowledge of such Seller or Newly-Formed LLC, all of the covenants to be performed by any other party/parties thereto have been performed in all material respects.  A copy of each Contract identified on Schedule 4.6(a) or (b) or on any of the other Schedules to this Agreement has heretofore been delivered to the Company and such copy is true, correct, and complete in all material respects.  Each Contract listed on any Schedule hereto is on arm’s-length terms.  Each Seller or Newly-Formed LLC enjoys peaceful and undisturbed possession under all leases and licenses under which such Seller or Newly-Formed LLC is a grantee or licensee.  No Seller has assigned, pledged, hypothecated or otherwise transferred any of its rights under any Contract to which it is a party, except pursuant to the Contribution Agreements.  Each Seller’s or Newly-Formed LLC’s rights with respect to any such Contract are held free and clear of all Restrictions other than Restrictions contained in such Contract.

(c)           Except as set forth on Schedule 4.6(c), no written contracts between any Seller and its customers involving annual revenues in excess of $75,000 have been terminated since January 1, 2009.

4.7.          Litigation; Compliance.  Except as disclosed on Schedule 4.7 hereto, (a) there has been no written notice of any Claim pending or, to the knowledge of any Seller, threatened, other than those arising in the ordinary course of business, consistent with past practices, nor is there any written Order outstanding, against any Seller or Newly-Formed LLC that remains in effect, other than those arising in the ordinary course of business consistent with past practices; (b) no Seller or Newly-Formed LLC has received any notice claiming any material violation of any Law or Order from any Governmental Entity and no Newly-Formed LLC is subject to any Order that is unresolved; and (c) the Target Business of Sellers and the Newly-Formed LLCs is, and has at all times been, conducted in accordance in all material respects with all applicable Laws, ordinances, licenses or Permits of any Governmental Entity.

4.8.          Employees; Labor Disputes.

(a)           Except as set forth on Schedule 4.8(a), since January 1, 2006, neither Seller nor any Newly-Formed LLC has experienced any labor disputes, union organization attempts or any material work stoppage due to labor disagreements in connection with its business.  Each Seller and each Newly-Formed LLC is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.  There is no unfair labor practice charge or complaint against any Seller or Newly-Formed LLC pending or, to the knowledge of any Seller or Newly-Formed LLC, threatened.  There is no labor strike, material labor dispute, request for representation, material work slowdown or material work stoppage actually pending or to the knowledge of any Seller or Newly-Formed LLC, threatened against or affecting any Seller or Newly-Formed LLC or any secondary boycott with respect to the services of any Seller or Newly-Formed LLC.  Except as set forth on Schedule 4.8(a), No Seller or Newly-Formed LLC is a party to or subject to any employment agreement, consulting agreement, collective bargaining agreement, confidentiality agreement or restrictive covenant agreement restricting any of its activities.  Except as set forth on Schedule 4.8(a), there are no administrative charges or court complaints against any Seller or Newly-Formed LLC concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of any Seller or Newly-Formed LLC, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

(b)           No collective bargaining agreement is in effect nor currently being negotiated by any Seller or Newly-Formed LLC with respect to employees of Seller.

4.9.          No Conflict; Consents.  Schedule 4.9 sets forth a complete list of all contracts to which any Seller or any Newly-Formed LLC is a party which contain a change of control provision which would be triggered by the transactions contemplated in this Agreement and, except with respect to those contracts listed on Schedule 4.9 as requiring Consent, no Consent or other action by, or notice to, any Person is necessary for the consummation of the Transactions contemplated hereby, except if the failure to obtain such consent, take such action or provide such notice would not have a Material Adverse Effect.

4.10.        Assets.

(a)           Except as set forth on Schedule 4.10(a), the Sellers have good and marketable title to all the Contributed Assets, free and clear of all Restrictions other than Permitted Claims and Assumed Liabilities.  Each of the Newly-Formed LLCs will receive good and marketable title to all the assets of DJS, PTA and DSI, respectively, contributed to it, respectively, pursuant to the terms of Section 2.1 hereof.

(b)           All personal and other tangible property, plant and equipment and other assets owned, leased, or licensed by any Seller is in good and usable condition (except reasonable wear and tear which is not such as to affect adversely the operation of the Target Business as currently conducted and operated).  The personal and other properties and assets (including intangibles) owned by the Sellers (and contributed to the Newly-Formed LLC) or leased or licensed by the Sellers (the rights with respect to which have been contributed to Newly-Formed LLCs) from a Third Party constitute all such properties and assets which are necessary to conduct the Target Business.  To the knowledge of Sellers and Seller Controlling Party, the only jurisdictions where UCC’s have been filed that list any Seller or any Newly-Formed LLC as a debtor are set forth on Schedule 4.10(b).

4.11.        Environmental Laws and Regulations.

(a)           Each Seller and each Newly-Formed LLC is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder for which the lack of compliance would result in a Material Adverse Effect.  No Seller and no Newly-Formed LLC has received any notice of any investigations, inquiries or other Legal Proceedings nor is any demand, Claim, hearing or notice of violation pending or, to the knowledge of any Seller or any Newly-Formed LLC, threatened against any Seller or any Newly-Formed LLC relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder.  To the knowledge of any Seller or Newly-Formed LLC, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, which would result in a Material Adverse Effect, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Legal Proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.  Without limiting the foregoing, (i) no Seller, Newly-Formed LLC owns, operates or leases a treatment, storage or disposal facility requiring a Permit under Environmental Law; (ii) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law by any Seller at, on or under any site or facility now owned, operated or leased or previously owned, operated or leased by any Seller, (iii) no Seller, Newly-Formed LLC or Seller Controlling Party has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the NPL or listed for possible inclusion of the NPL or any similar state or local list by the Environmental Protection Agency or similar state or local Governmental Entity, (iv) no Hazardous Material generated by any Seller has been recycled, treated, stored, disposed of or released by any Seller or Newly Formed LLC at any location in violation of any applicable Environmental Law, (v) no notification of a release of Hazardous Materials has been registered or filed by or on behalf of any Seller or Newly-Formed LLC and no site or facility now owned, operated or leased or, to the knowledge of any Seller, any Newly-Formed LLC or the Seller Controlling Party, previously owned, operated or leased by any Seller or Newly-Formed LLC is listed or proposed for listing on the NPL or any similar list of sites requiring investigation or clean-up.

(b)           All documented environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, any Seller or Newly-Formed LLC relating to any site or facility that will be owned, operated or leased by any Newly-Formed LLC immediately after the Closing have been delivered to Chardan.

4.12.        Brokerage.  Except as set forth on Schedule 4.12, no broker or finder has acted directly or indirectly for any Seller, Newly-Formed LLC or Seller Controlling Party in connection with the transactions contemplated in this Agreement and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on any contract made by or on behalf of any Seller or Seller Controlling Party.

4.13.        Employee Benefit Plans.

(a)           Except as set forth on Schedule 4.13, each Employee Benefit Plan maintained or contributed to by any of the Sellers or any of the Newly-Formed LLCs at any time during the 7-calendar year period immediately preceding the date hereof with respect to which any of the Sellers or the Newly-Formed LLCs could incur or could have incurred any direct or indirect, fixed or contingent liability (collectively, the “Plans”) is and has been maintained in substantial compliance with all applicable laws and has been administered and operated in all material respects in accordance with its terms.

(b)           Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination or opinion letter, as applicable, from the IRS and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.  Full payment has been made of all amounts which any of the Sellers or any of the Newly-Formed LLCs was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c)           None of the Sellers, any of the Newly-Formed LLCs or any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition upon any of the Newly-Formed LLCs of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code.  Other than employment agreements, none of the Sellers or the Newly-Formed LLCs maintains any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to employees or former employees following their termination of service (other than as required pursuant to Section 601 of ERISA).  Each Plan subject to the requirements of Section 601 of ERISA has been operated in substantial compliance therewith.

(d)           No Plan is a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA.)

(e)           No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and none of the Sellers nor any of the Newly-Formed LLCs has been obligated to contribute to any multiemployer plan.  No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by any of the Sellers, of the Newly-Formed LLCs or any entity required to be aggregated therewith pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code (and the regulations promulgated thereunder) with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)            Each Plan that constitutes a nonqualified deferred compensation plan for purposes of Section 409A of the Code, if any, has, since January 1, 2005, been operated pursuant to a good faith, reasonable interpretation of the requirements of Section 409A of the Code and all applicable guidance issued thereunder.

4.14.        Insurance.  Set forth on Schedule 4.14 is a complete list of (a) all insurance Claims made by any Seller or Newly-Formed LLC within the past three (3) years and (b) all insurance policies which any Seller or Newly-Formed LLC maintains with respect to the Target Business or the operations, properties or employees of Sellers or Newly-Formed LLC.  Each Seller and Newly-Formed LLC has paid all premiums due under said policies and such policies are in full force and effect.  No Seller or Newly-Formed LLC has received any notice of, and is not otherwise aware of, any facts indicating a likelihood of the cancellation of any such insurance policy prior to its scheduled termination date.

4.15.        Banks.  Schedule 4.15 contains a complete and correct list of the names and locations of all banks in which PTA, DSI or a Newly-Formed LLC has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto.

4.16.        Business Relationships.  Except as set forth on Schedule 4.16, no Person who was a material supplier or material customer of any Seller or Newly-Formed LLC involving revenues of Seller or purchases by Seller in excess of $75,000 annually at any time during such Seller’s or Newly-Formed LLC’s previous fiscal year or the current fiscal year has canceled or otherwise terminated, or threatened, in writing, to cancel or otherwise terminate, its relationship with such Seller or Newly-Formed LLC or decreased or limited materially or threatened, in writing, to decrease materially or limit materially, its services, supplies, or materials to such Seller, Newly-Formed LLC or its purchases of the services or products of such Seller or Newly-Formed LLC.  No Seller or Newly-Formed LLC has purchase contracts or commitments that will be assumed by a Newly-Formed LLC involving more that $75,000, except those made in the ordinary course of business, at arm’s length.  Except as set forth on Schedule 4.16, neither Sellers nor Newly-Formed LLC have received any material payments with respect to services to be rendered or goods to be provided after the Closing by a Newly-Formed LLC, except as contemplated by the Services Agreement.

4.17.        Real Property.  No Seller or Newly-Formed LLC owns any real property.  Schedule 4.17 sets forth a true and complete list of all real property that will be leased by a Newly-Formed LLC (the “Leased Real Property”).  True and correct copies of all leases, and all amendments to such leases, have been made available to Chardan.  The applicable Seller has a valid leasehold interest in the Leased Real Property, free and clear of all Restrictions other than Permitted Claims and Assumed Liabilities.  All leases listed on Schedule 4.17 are in full force and effect and no event of default by any Seller or Newly-Formed LLC has occurred, and no event has occurred which (whether with or without notice, lapse of time or both) could reasonably be expected to cause a default thereunder, other than the closing of the transactions contemplated by the Contribution Agreements.  To the knowledge of Sellers, there are no condemnation or appropriation or similar proceedings pending or threatened against any such real property or improvements thereon.  No material capital expenditures by any Seller or Newly-Formed LLC or the Seller Controlling Party, or to the knowledge of Seller or the Seller Controlling Party, by the landlord are required for the maintenance and repair of the Leased Real Property.  The Leased Real Property is adequately served by gas, electricity, water, sewage, waste removal and telecommunications utilities.  There are no challenges or appeals pending, or, to Sellers’ or the Seller Controlling Party’s knowledge, threatened, regarding the amount of the taxes on, or the assessed valuation of the Leased Real Property, and no Seller or Newly-Formed LLC has entered into any special arrangements or agreements with any Governmental Entity with respect thereto.  The Sellers shall provide to Chardan and DAL, at the Closing, the FIRPTA Certificate.

4.18.        Intellectual Property Rights.

(a)           Neither any Seller nor any Newly-Formed LLCs has any Intellectual Property Rights that are registered, issued or subject to an application for registration or issuance.  Except as set forth on Schedule 4.18(a) and other than licensed-in Intellectual Property Rights, Sellers and the Newly-Formed LLCs are the sole and exclusive owner of all the Intellectual Property Rights.  Sellers and Newly-Formed LLCs have the continuing right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works, sublicense and otherwise exploit in any manner, without payment to any other Person, all the Intellectual Property Rights, except in the case of any licensed-in Intellectual Property Rights, (i) if such licensed-in Intellectual Property Rights are subject to a license agreement set forth on Schedule 4.18(a) to the extent provided by the terms of any such license agreement and (ii) if such licensed-in Intellectual Property Rights are subject to the terms of any license agreement that is not required to be set forth on Schedule 4.18(a), to the extent provided by the terms of any such license agreement, and except as set forth on Schedule 4.18(a), none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by any Seller or Newly-Formed LLC of its obligations hereunder, conflict or will conflict with, alter or impair any such rights or the validity, priority, scope, enforceability, use, ownership, license rights, duration or effectiveness of any such Intellectual Property Rights, which would have a Material Adverse Effect.  The Intellectual Property Rights owned by or licensed to Sellers and each Newly-Formed LLC include all of the Intellectual Property Rights necessary to enable DAL to conduct the Target Business in all material respects in the manner in which such Target Business has been and is currently being conducted, and as proposed to be conducted.

(b)           No Seller is the subject of any pending or, to the knowledge of any Seller or the Seller Controlling Party, threatened cease and desist letter (or other similar letter), notice, or Legal Proceedings which involves a claim or notice of infringement of, unauthorized use of, or violation of any intellectual property rights of any Third Party or challenging the ownership, use, validity, priority, duration, license rights, scope, enforceability or effectiveness of any Intellectual Property Rights, and has not received written notice of any such threatened claim.  Except as set forth on Schedule 4.18(b), all Intellectual Property Rights owned by any Seller or any Seller’s or Newly-Formed LLC’s right thereto, as applicable, is valid, enforceable and in full force and effect, and has not through action or failure to act lapsed, been abandoned or otherwise been forfeited, or is likely to be forfeited, in whole or in part.  Except as set forth on Schedule 4.18(b), no Intellectual Property Rights owned by such Seller and each Newly-Formed LLC and used in the Target Business have been developed, in whole or in part, through the use of funding or other resources of any Governmental Entity.

(c)           Except as set forth on Schedule 4.18(c), to the knowledge of any Seller, Seller Controlling Party or Newly-Formed LLC, no Third Party is infringing, violating, misusing or misappropriating any Intellectual Property Rights owned by any Seller or Newly-Formed LLC or any licensed-in Intellectual Property Rights that are licensed to any Seller or Newly-Formed LLC on an exclusive basis and no such claims or other assertions have been made against a Third Party by any Seller or Newly-Formed LLC.  Except as set forth on Schedule 4.18(c), such Seller and each Newly-Formed LLC have not received any written opinions from counsel (internal or outside counsel) with respect to the validity, enforceability, non-infringement or infringement of any Intellectual Property Rights used in the Target Business.

(d)           Except with respect to (i) licenses of commercial off-the-shelf software or (ii) the licenses listed on Schedule 4.18(d), no Seller or Newly-Formed LLC is obligated under any Contract to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights, with respect to Sellers’ or Newly-Formed LLCs’ use thereof.

4.19.        Acquisitions.  Schedule 4.19 sets forth a true and complete list of all material transactions in which any Seller or Newly-Formed LLC either (a) acquired a majority of the equity of another entity, (b) acquired material assets from another entity not in the ordinary course of business and still in use by a Seller, (c) merged or consolidated with or into another entity, or (d) entered into a joint venture, partnership or similar arrangement, which is still in effect.  Sellers and the Newly-Formed LLCs have made available to Chardan copies of all such Contracts, in each case, including all exhibits, schedules and any material document or instrument executed or delivered in connection therewith, pursuant to which such transactions described in the preceding sentence were consummated and such copies are true, complete and correct in all respects.

4.20.        Accounts Receivable.  The Accounts Receivable have arisen in the ordinary course of business for actual services rendered in connection with the Target Business and client reimbursements incurred in connection therewith and, to the knowledge of Sellers and the Newly-Formed LLCs, there are no facts or other information that indicates that the reserves and accruals reflected in the Audited Financials and Unaudited Financials are inadequate as to the date thereof.  Sellers and the Newly-Formed LLCs have not factored or agreed to factor any Accounts Receivable.  Subject to Sellers’ and the Newly-Formed LLCs’ discount policies described on Schedule 4.20, no Seller and no Newly-Formed LLC has discounted or agreed to discount any Accounts Receivable.  The amounts at which the Accounts Receivable are carried on the Audited Financials and Unaudited Financials reflect the Accounts Receivable policy of Sellers which is consistent with GAAP, consistently applied.

4.21.        Investment Representation.

(a)           Each Seller and Seller Controlling Party has such knowledge and experience in financial and business matters that each Seller and Seller Controlling Party is capable of evaluating the merits and risks of an investment in DAL and of making an informed investment decision with respect thereto.

(b)           Each Seller hereby represents that each Seller is acquiring the Common Interests, Series A Preferred Interests and Series B Preferred Interests for its own account with the intention of holding such securities for purposes of investment, and not with a view to any further sale or distribution thereof.

(c)           Sellers understand and agree that because none of the Common Interests, Series A Preferred Interests or Series B Preferred Interests have been registered under the Securities Act, Sellers cannot dispose of any or all of the interests unless such interests are subsequently registered under the Securities Act and any applicable state securities laws, or exemptions from such registration are available.

(d)           Sellers acknowledge that legends will be placed upon the certificates or other documents representing the Common Interests, Series A Preferred Interests or Series B Preferred Interests regarding the applicable transfer restrictions set forth in this Agreement, the DAL Operating Agreement and under the Securities Act.

4.22.        Disclosure.  No representation or warranty made by any Seller, any Newly-Formed LLC or Seller Controlling Party contained in this Agreement, any other Transaction Document, nor any written statement or certificate furnished or to be furnished by or on behalf of any Seller, any Newly-Formed LLC or Seller Controlling Party to DAL or any representatives of DAL as required hereunder or listed on any Schedule hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

4.23.        Certain Business Practices.  None of the Sellers, the Newly-Formed LLCs, the Seller Controlling Party or the Target Business, nor any director, officer, agent or employee of any of them or any Affiliate (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.  None of the Sellers, the Newly-Formed LLCs, the Seller Controlling Party or the Target Business, nor, to the knowledge of the Sellers, any director, officer, agent or employee of any of them or any Affiliate (in their capacities as such) has, since January 1, 2006, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Target Business or assist the Target Business in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Target Business, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Target Business, or that could reasonably be expected to subject the Target Business to suit or penalty in any private or governmental litigation or proceeding.  To the knowledge of Sellers and the Newly-Formed LLCs, all fees, costs, expenses and other charges imposed, levied, charged or collected by any Seller or (prior to the Closing) any Newly-Formed LLC in connection with the Target Business are, and at all times in the past have been, in accordance with client guidelines, except to the extent it would not have a Material Adverse Effect.  To the knowledge of Sellers and Seller Controlling Party, such client guidelines comply, in all material respects, with applicable Law.

4.24.        Disclaimer of Other Representations and Warranties; General Exception.

(a)  Sellers do not make, and have not made, any representations or warranties in connection with the Transactions contemplated by this Agreement or the Transaction Documents other than those expressly set forth herein or therein.  It is understood that any data, any financial information or any memoranda or offering materials or presentations not set forth herein are not and shall not be deemed to be or to include representations or warranties of Sellers, the Newly-Formed LLCs or Seller Controlling Party.  Except as expressly set forth herein, no Person has been authorized by Sellers, the Newly-Formed LLCs or Seller Controlling Party to make any representation or warranty relating to Sellers, any Newly-Formed LLC, the Seller Controlling Party or the Target Business or otherwise in connection with the Transactions contemplated by this Agreement or the Transaction Documents, and if made, such representation or warranty may not be relied upon as having been authorized by Sellers.

(b)  Notwithstanding the foregoing representations and warranties the Sellers, Newly-Formed LLCs and the Seller Controlling Party make no representations or warranties relating to the matters covered by the Rules Regulating the Florida Bar, as amended from time to time, for lawyers admitted to practice law in the State of Florida prohibiting the unauthorized practice of law as such rules may relate to the provision of services under the Services Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF
DAL, FLATWORLD, GUPTA AND VALENTY

5.1.         DAL, FlatWorld, Gupta and Valenty Representations.  DAL, FlatWorld, Gupta and Valenty, jointly and severally, each hereby represents and warrants to each Seller and Chardan as follows; provided, however, that all representations and warranties of DAL, FlatWorld, Gupta and Valenty are made subject to the exceptions set forth on the Disclosure Schedules; provided further, that Valenty is not making representations and warranties with respect to Gupta, and Gupta is not making representations and warranties with respect to Valenty:

(a)           Formation.  DAL is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  DAL has all requisite power and authority, and all necessary Consents, Orders, licenses and Permits of and from all Governmental Entities, to own and use its assets, and to carry on its business as now being conducted on the date hereof..

(b)           Authority; Binding Effect; and Consents.  The execution, delivery and performance by DAL, the Existing Members, Gupta and Valenty of this Agreement and any other Transaction Documents to which any of DAL, any Existing Member, Gupta or Valenty is a party and the consummation of the transactions contemplated thereby by DAL, any Existing Member, Gupta and Valenty have been duly and validly authorized by all necessary action on the part of DAL, each Existing Member, Gupta and Valenty.  DAL and each Existing Member has all requisite power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to carry out the transactions contemplated thereby.  Gupta and Valenty have the requisite power and capacity to enter into this Agreement and any other Transaction Documents to which each of them, respectively, is a party and to carry out the transactions contemplated thereby.  This Agreement and any other Transaction Documents to which DAL, any Existing Member, Gupta or Valenty are a party is the valid and legally binding Contract of DAL, such Existing Member, Gupta or Valenty, respectively, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

(c)           Consents of Governmental Entities.  Except as set forth on Schedule 5.1(c), no Consent, declaration, filing or registration by DAL, any Existing Member, Gupta or Valenty with any Governmental Entity is required in connection with the execution and delivery by DAL, any Existing Member, Gupta or Valenty of this Agreement and the consummation of the Transactions contemplated thereby.

(d)           No Conflict.  Neither the execution, delivery nor performance of this Agreement and any other Transaction Documents to which any of DAL, either Existing Member, Gupta or Valenty is a party, nor the consummation by DAL, either Existing Member, Gupta or Valenty of the Transactions contemplated thereby, will conflict with, or result in a breach of, any of the terms, conditions or provisions of the certificate of formation of any of the foregoing or the DAL Operating Agreement, or any Contract to which DAL, either Existing Member, Gupta or Valenty is a party or by which it is bound.

(e)           Brokerage.  Except as set forth on Schedule 5.1(e), no broker or finder has acted directly or indirectly for DAL, any Existing Member, Gupta or Valenty in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements made by or on behalf of DAL, any Existing Member, Gupta or Valenty.

(f)            Litigation; Compliance.  There is no Claim, pending or to the knowledge of DAL threatened, nor is there any written Order outstanding, against DAL.

(g)           Conduct of Business.  Other than in connection with the negotiation of the letters of intent relating to the Transactions, and the activities relating to the consummation of the Transactions, DAL has not conducted any business or entered into or agreed to enter into any Contract other than this Agreement and the Transaction Documents and DAL will not conduct any business or enter into or agree to enter into any Contract other than this Agreement and the Transaction Documents prior to the Closing Date.  Other than in connection with the negotiation of the letters of intent relating to the Transactions, and the activities relating to the consummation of the Transactions, as of the date hereof, DAL has no assets or liabilities other than as set forth on Schedule 5.1(g) and DAL has no business or operations.  Other than in connection with the negotiation of the letters of intent relating to the Transactions, the activities relating to the consummation of the Transactions, and as forth on Schedule 5.1(g), DAL will not have any business or operations prior to the Closing Date.

(h)           Membership Interests.

(i)            At the Closing, the DAL Stern Equity and DAL Chardan Equity will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof and of the DAL Membership Interest Agreement and DAL Operating Agreement, for the consideration provided for herein and therein, will be validly issued, fully paid and non-assessable.

(ii)           As of the date hereof and immediately prior to the Closing, the Existing Members are the sole record and beneficial owners of all issued and outstanding membership interests in DAL.

(iii)          As of the date hereof, and immediately prior to the Closing, there are no options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase or sale of any equity interest of DAL by any Person except as specifically set forth in this Agreement.

(iv)          As of the date hereof, and immediately prior to the Closing, there are no arrangements that require or permit any interest in DAL to be voted by or at the discretion of anyone other than the Existing Members.

(i)            Taxes. DAL is, and has always been, a partnership for income Tax purposes.  Except as set forth on Schedule 5.1(i), DAL has (A) duly and timely filed (taking into account valid extensions of time to file) all Tax Returns required to be filed by it prior to the Closing, (B) duly and timely paid (taking into account valid extensions of time to pay), all Taxes due and payable before the Closing, and (C) no unpaid liabilities or obligations for any Taxes as of the date hereof.  In addition, as of the Closing Date, DAL will have no unpaid liabilities or obligations for any Taxes with respect to the Pre-Closing Period.

(j)            Affiliates.  Other than pursuant to the Transaction Documents, no director, officer or Affiliate of DAL, any Existing Member, Gupta or Valenty or any corporation, partnership, limited liability company, trust or other entity in which any such Person is an officer, director, trustee, member, manager, partner or holder of more than five percent (5%) of any class of outstanding equity thereof, is a party to or intends to be a party to any Contract to which DAL or its post-Closing Affiliates is a party.

(k)           Banks.  Schedule 5.1(k) contains a complete and correct list of the names and locations of all banks in which DAL has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

(l)            Investment Representation.

(i)            Each Existing Member has such knowledge and experience in financial and business matters that such Existing Member is capable of evaluating the merits and risks of their continued investment in DAL and of making an informed decision to continue to hold equity interests in DAL.

(ii)           Each Existing Member hereby represents that the Common Interests and Series B Preferred Interests it holds, pursuant to the Transactions contemplated by the Transaction Documents, are for its own account with the intention of holding such securities for purposes of investment, and not with a view currently to any further sale or distribution thereof.

(iii)          Each Existing Member understands and agrees that because the Common Interests and Series B Preferred Interests have not been registered under the Securities Act, the Existing Members cannot dispose of any or all of the interests unless such interests are subsequently registered under the Securities Act and any applicable state securities laws, or unless exemptions from such registration are available.

(iv)          Each Existing Member acknowledges that legends will be placed upon the certificates or other documents representing the Common Interests and Series B Preferred Interests regarding the applicable transfer restrictions set forth in this Agreement, the DAL Operating Agreement and under the Securities Act.

(m)          Disclosure. No representation or warranty by DAL, any Existing Member, Gupta or Valenty contained in this Agreement as qualified and supplemented by any Disclosure Schedule hereto, contains or will contain any untrue statements of material fact, or omits or will omit to state any material fact required to make the statements herein contained not misleading.

(n)           Disclaimer of Other Representations and Warranties; General Exception.  DAL, each Existing Member, Gupta and Valenty have not made any representations or warranties in connection with the transactions contemplated by this Agreement or the Transaction Documents other than those expressly set forth in this Article 5.  It is understood that any data, any financial information or any memoranda or offering materials or presentations not set forth herein are not and shall not be deemed to be or to include representations or warranties of DAL, either Existing Member, Gupta or Valenty.  Except as expressly set forth herein, no Person has been authorized by DAL, any Existing Member, Gupta or Valenty to make any representation or warranty relating to DAL, any Existing Member, Gupta or Valenty in connection with the transactions contemplated by this Agreement or the Transaction Documents, and if made, such representation or warranty may not be relied upon as having been authorized by DAL, either Existing Member, Gupta or Valenty.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CHARDAN

Chardan hereby represents and warrants to DAL and each Seller as follows, provided, however, that all representations and warrants of Chardan are made subject to the exceptions set forth in the Disclosure Schedules:

6.1.         Formation, Organization, Authorization, Capitalization.

(a)           Organization. Chardan is a corporation duly organized and validly existing under the laws of the British Virgin Islands.

(b)           Capitalization.

(i)            Capitalization. The authorized capital stock of Chardan consists of 60,000,000 ordinary shares and 5,000,000 preferred shares of which 9,166,666 ordinary shares are issued and outstanding and no shares of preferred shares are issued and outstanding.  There are 11,166,666 warrants outstanding (including the Chardan Public Warrants) to purchase ordinary shares of Chardan at a current exercise prices of $5.00 per share (the number and price subject to adjustment), expiring August 12, 2012.  Except as set forth on Schedule 6.1 and in the prior sentence, and except with respect to the Underwriter Option, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of Chardan.  At the Closing, the Chardan shares for which the DAL Stern Equity and the Existing Members Equity is exchangeable will be duly and validly authorized and, when issued and delivered in accordance with the terms of the DAL Operating Agreement, will be validly issued and will constitute legally binding obligations of Chardan in accordance with their terms and will have been issued in compliance with all applicable British Virgin Islands and United States federal and state securities laws.

(ii)           Disputes. There are no disputes, arbitrations or litigation proceedings involving Chardan with respect to the ordinary shares or outstanding warrants, options and other rights relating to the capital stock of Chardan.

(iii)           Issuances.  Except for the issuance of ordinary shares, warrants and options as set forth in the SEC Reports of Chardan and the Registration Statement on Form F-1, SEC Registration No. 333-152623 and the Chardan Private Placement Shares, there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of Chardan.

(c)           Authority. Chardan has full power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the requirement to obtain stockholder approval.  The execution and delivery by Chardan of this Agreement and the Transaction Documents and the consummation by Chardan of the Transactions contemplated hereby and thereby, have been duly authorized by Chardan’s board of directors.  This Agreement and the Transaction Documents have been duly executed and delivered by Chardan and constitute the legal, valid and binding obligations Chardan, enforceable against it in accordance with such document’s respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally, by general equitable principles, or as enforceability may be limited by the absence of stockholder approval.

6.2.         No Conflicts.  The execution and delivery by Chardan of this Agreement and the Transaction Documents does not, and the performance by Chardan of its respective obligations under this Agreement or any of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not (assuming receipt of stockholder approval): (a) conflict with or result in a violation or breach of Chardan’s Amended and Restated Memorandum and Articles of Association, or (b) subject to obtaining Consents, obtaining approvals and taking actions, making the filings and giving the notices specifically referenced in this Agreement, conflict with or result in a violation or breach of any Law applicable to Chardan or any of its assets or properties.

6.3.         Legal Proceedings.  There are no Legal Proceedings pending or, to the knowledge of Chardan, threatened, against Chardan or any of its respective assets or properties, which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the performance of any of Chardan’s obligations contemplated by this Agreement or any Transaction Document.

6.4.         Consents of Governmental Entities.  Except as set forth on Schedule 6.4, no Consent, or declaration, filing or registration by Chardan with any Governmental Entity is required in connection with the execution and delivery by Chardan of this Agreement or any of the Transaction Documents and the consummation of the Transactions contemplated hereby or thereby.

6.5.         Financial Statements.

(a)           Chardan’s 2008 audited consolidated financial statements (the “Chardan Audited Financials”) included in Chardan’s 2008 Annual Report on Form 20-F and the unaudited financial statements of Chardan for the six months ended June 30, 2009 included in Chardan’s Report of Foreign Private Issuer on Form 6-K (the “Chardan Unaudited Financials”) fairly present, in all material respects, Chardan’s financial condition and the results of its operations as of their respective dates and for the periods then ended.  The Chardan Audited Financials contain and reflect all necessary adjustments and accruals for a fair presentation of Chardan’s financial condition as of their respective dates, and contain and reflect adequate provisions for all reasonably anticipated material liabilities for all material income, property, sales, payroll or other Taxes applicable to Chardan with respect to the periods then ended.

(b)           Except as specifically disclosed, reflected or fully reserved against on the December 31, 2008 balance sheet contained in the Chardan Audited Financials (the “Chardan December Balance Sheet”) and for liabilities and obligations of a similar nature incurred in the ordinary course of business since the date of the Chardan December Balance Sheet and except as set forth in the Chardan Unaudited Financials or on Schedule 6.5(b), there are no material liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to Chardan required to be reflected on the Chardan December Balance Sheet or in the balance sheet contained in the Unaudited Financials in accordance with US GAAP.  All material debts and liabilities, fixed or contingent, which are required to be included in accordance with US GAAP on an accrual basis on the Chardan December Balance Sheet, are included therein.

(c)           The Chardan December Balance Sheet accurately reflects the outstanding Chardan Indebtedness as of the date thereof.  Except as set forth on Schedule 6.5(c), Chardan does not have any Chardan Indebtedness.

6.6.         Taxes.  Except as set forth on Schedule 6.6: Chardan has (a) duly and timely filed (taking into account valid extensions of time to file) all Tax Returns required to be filed by it on or prior to the Closing Date, which Tax Returns are true, correct and complete in all material respects, and (b) duly and timely paid (taking into account valid extensions of time to pay) all Taxes due and payable on or before the Closing Date, and has properly accrued, in all material respects, on the Chardan Audited Financials all Taxes not yet due and payable.  Chardan has, in all material respects, timely and properly withheld or collected, paid over and reported all employment Taxes required to be withheld or collected by it on or before the Closing Date.

6.7.         Absence of Certain Developments.  Except as set forth in Schedule 6.7, since June 30, 2009, no Chardan Material Adverse Change has occurred in Chardan’s financial condition, and Chardan has not:

(a)           issued any equity securities, any profits interests, or any securities exchangeable for or convertible into any equity securities or profits interests, other than the Chardan Private Placement Shares;

(b)           borrowed any amounts, or incurred any other liabilities which are not in the ordinary course of business, consistent with past practice;

(c)           sold, assigned or transferred any of its assets other than in the ordinary course of business, consistent with past practices;

(d)           (i) compromised any debt or Claim other than in the ordinary course of business consistent with past practices; (ii) intentionally waived any rights other than in the ordinary course of business consistent with past practices; (iii) suffered any material theft, destruction, damage or casualty loss; (iv) intentionally waived, canceled or released any right, Claim or Accounts Receivable other than in the ordinary course of business consistent with past practices; and (v) suffered any extraordinary losses;

(e)           other than in connection with the Transaction Documents, incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves that had a Chardan Material Adverse Effect;

(f)           made any single capital expenditure or commitment in excess of $75,000 for additions to property, plant, equipment or intangible capital assets or made capital expenditures or commitments in excess of $75,000 in the aggregate for additions to property, plant, equipment or intangible capital assets, except, in each case, in the ordinary course of business consistent with past practice;

(g)           been removed from trading on the Nasdaq Stock Market because of a breach or violation of any applicable laws, or received notice from any security supervisory agencies warning or punishing Chardan due to a violation of exchange market rules or received notice of termination or suspension in trading on the Nasdaq Stock Market, except for suspensions of trading in normal situations;

(h)           suffered any Chardan Material Adverse Change in its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations; or

(i)           agreed, whether in writing or otherwise, to take any action described in this Section 6.7.

6.8.          Affiliates.  Other than with respect to the Employment Agreements, and except as set forth on Schedule 6.8, no director, officer or Affiliate of Chardan, or any corporation, partnership, limited liability company, trust or other entity in which any such Person is an officer, director, trustee, member, manager, partner or holder of more than five percent (5%) of any class of outstanding equity thereof, has been a party, is a party or intends to be a party, to any Contract to which Chardan, DAL or any Newly-Formed LLC will be a party immediately following the Closing.

6.9.          Contracts.  Except as set forth on Schedule 6.9, Chardan is not bound by any contract other than purchase orders in the ordinary course, which involves consideration or other expenditures in excess of $75,000 or involving performance over a period of more than six (6) months

6.10.        Litigation; Compliance.  Except as disclosed on Schedule 6.10 hereto, (a) there has been no written notice of any Claim pending or, to the knowledge of Chardan, threatened in writing, against Chardan, nor is there any written Order outstanding against Chardan that remains in effect; (b) Chardan has not received any written notice claiming any material violation of any Law or Order from any Governmental Entity that is unresolved; and (c) Chardan is currently, and has at all times been in compliance in all material respects with all applicable Laws, ordinances, licenses or Permits of any Governmental Entity.

6.11.        No Conflict; Consents.  Schedule 6.11 sets forth a complete list of all contracts to which Chardan is a party which contain a change of control provision which would be triggered by the Transactions contemplated in this Agreement and, except with respect to those contracts listed on Schedule 6.11 as requiring Consent, no Consent or other action by, or notice to, any Person is necessary for the consummation of the Transactions contemplated hereby, except if the failure to obtain such consent, take such action or provide such notice would not have a Chardan Material Adverse Effect.

6.12.        Banks.  Schedule 6.12 contains a complete and correct list of the names and locations of all banks in which Chardan has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto.

6.13.        Trust Fund.  As of the Closing Date between (a) Chardan’s trust account with Continental Stock Transfer & Trust Company, plus (b) the amount of financing secured by Chardan pursuant to the sale of the Chardan Private Placement Shares, Chardan will have cash balances equal to the Initial Cash.

6.14.        SEC Reports.

(a)           Chardan has delivered to the parties, or there have been available by public means, (i) Chardan’s Annual Report on Form 20-F for the period ended December 31, 2008 and (ii) Chardan’s prospectus, dated August 12, 2008, relating to its initial public offering of securities, and (iii) all other reports filed by Chardan under the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “SEC Reports”).

(b)           As of its filing date or, if applicable, its effective date, each SEC Report compiled in all material respects with the requirements of the Laws applicable to Chardan for such SEC report, including the Securities Act and the Exchange Act.

(c)           Each SEC Report as of its filing date and the prospectus referred to in clause (ii) of Section 6.14(a), as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Chardan has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

(d)           Chardan is in compliance in all material respects with the Sarbanes-Oxley Act of 2002.

6.15.        Certain Business Practices.  Neither Chardan, nor any director, officer, agent or employee of Chardan (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (b) made any other unlawful payment. Chardan has not and to Chardan’s knowledge, none of Chardan’s directors, officers, agents or employees (in their capacities as such) has, since January 1, 2009, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person that could reasonably be expected to subject Chardan to suit or penalty in any private or governmental litigation or proceeding.

6.16.        Brokerage.  Except as set forth on Schedule 6.16, no broker or finder has acted directly or indirectly for Chardan in connection with this Agreement or the Transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements made by or on behalf of Chardan.

6.17.        Investment Representations.

(a)           Chardan has such knowledge and experience in financial and business matters that Chardan is capable of evaluating the merits and risks of an investment in DAL and is capable of making an informed investment decision.

(b)           Chardan hereby represents that it is acquiring the Common Interests for its own account with the intention of holding such securities for purposes of investment, and not with a view to any further sale or distribution thereof.

(c)           Chardan understands and agrees that because the Common Interests have not been registered under the Securities Act, Chardan cannot dispose of any or all of the interests unless such interests are subsequently registered under the Securities Act and any applicable state securities laws, or exemptions from such registration are available.

(d)           Chardan acknowledges that legends will be placed upon the certificates or other documents representing the Common Interests regarding the applicable transfer restrictions set forth in this Agreement, the DAL Operating Agreement and under the Securities Act.

6.18.        Disclosure.  No representation or warranty by Chardan contained in this Agreement, any Transaction Document, nor any written statement or certificate furnished or to be furnished by or on behalf of Chardan as required hereunder or listed on any Schedule hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

6.19.        Disclaimer of Other Representations and Warranties; General Exception.  Chardan does not make and has not made any representations or warranties in connection with the transactions contemplated by this Agreement or the Transaction Documents other than those expressly set forth herein.  It is understood that any data, any financial information or any memoranda or offering materials or presentations not set forth herein are not and shall not be deemed to be or to include representations or warranties of Chardan.  Except as expressly set forth herein, no Person has been authorized by Chardan to make any representation or warranty relating to Chardan in connection with the transactions contemplated by this Agreement or the Transaction Documents, and if made, such representation or warranty may not be relied upon as having been authorized by Chardan.

ARTICLE 7

CONDITIONS TO OBLIGATIONS

7.1.          Conditions to Obligations of DAL, the Existing Members, Gupta and Valenty.  The obligations of DAL, the Existing Members, Gupta and Valenty to consummate the transactions provided for herein shall be subject to the customary closing terms and conditions set forth in the DAL Membership Interest Agreement including, but not limited to, the contribution of the Target Business by DJS, PTA and DSI to the Newly-Formed LLCs pursuant to Section 2.1 hereof; the bringdown of the representations and warranties of each Seller, each Newly-Formed LLC and Seller Controlling Party; delivery of closing certificates; delivery of good standing certificates; no Material Adverse Change; necessary consents, approvals and releases; opinions of counsel; execution of an employment agreement by David J. Stern; execution of the DAL Operating Agreement; the obtainment of debt financing to consummate the transactions contemplated by this Agreement; execution of the Services Agreement, Facilities Sharing Agreement, Escrow Agreement, and the other Transaction Documents; delivery of name change documents and the satisfaction of DAL’s due diligence investigation.

7.2.          Conditions to Obligations of Sellers.  The obligation of Sellers to consummate the transactions provided herein with respect to DAL shall be subject to the customary closing terms and conditions set forth in the DAL Membership Interest Agreement, including but not limited to, the bringdown of the representations and warranties of DAL; delivery of officer’s certificates; payment of Initial Cash and execution of the Voting Agreement.

7.3.          Conditions to Obligations of Chardan.  The obligations of Chardan to consummate the transactions provided for herein shall be subject to the following conditions unless waived in writing by Chardan:

(a)           Stockholder Approval.  (i) By December 31, 2009, Chardan’s stockholders shall have approved the transactions contemplated by this Agreement and the other Transaction Documents, and Chardan’s public stockholders will have exercised their redemption rights with respect to fewer than 35% of the issued and outstanding Chardan Common Stock owned by them (as required under Chardan’s Amended and Restated Memorandum and Articles of Association); (ii) Chardan’s stockholders will have approved the stockholder resolution adopting the Second Amended and Restated Memorandum and Articles of Association; and (iii) Chardan’s stockholders will have approved the stockholder resolution contemplated by the Voting Agreement with respect to the composition of the Chardan board of directors.

(b)           Conditions to Obligations of DAL.  All DAL conditions other than those within the control of Chardan have been satisfied or separately waived in writing by Chardan, regardless of any waiver thereof by DAL, which shall not bind Chardan with respect thereto.

ARTICLE 8

RESTRICTIVE COVENANTS

8.1.          Restrictive Covenants.  In consideration of the payment of the Initial Cash and the Post-Closing Cash, and for the purpose of protecting the Target Business’ trade secrets and goodwill, each Seller, and the Seller Controlling Party (including their respective Affiliates) agree and acknowledge that the DAL Membership Interest Agreement contains customary non-solicitation and noncompete provisions effective during the Restricted Period, providing equitable relief to DAL and Chardan in the event that such restrictions are breached by any Seller or the Seller Controlling Party.

ARTICLE 9

OTHER COVENANTS AND AGREEMENTS

9.1.          Covenants To Be Observed by Each Seller .  Each Seller and the Seller Controlling Party hereby covenants and agrees to comply with, and to cause the Newly-Formed LLCs to comply with, the following:

(a)           Operation of Target Business in the Ordinary Course.  Except as otherwise contemplated herein, or as previously approved by DAL in writing, until the Release Time, each Seller and the Seller Controlling Party shall, and shall cause the Newly-Formed LLCs to, conduct the Target Business only in the ordinary course and consistent with its prior practices.  Without limiting the generality of the foregoing, prior to the Release Time, neither the Seller Controlling Party, the Sellers nor the Newly-Formed LLCs shall, without Chardan’s prior written consent, which may be withheld in Chardan’s sole discretion, (i) permit to occur, take any action or enter into any transaction of the sort described in Section 4.4 hereof (other than (l) or (o)), or which would cause any representation or warranty made in (1) Section 4.4 hereof (other than (l) or (o)), or (2) the last two sentences of Section 4.23, to be untrue or (ii) make, change, revoke or terminate any material Tax election or change any annual Tax accounting period.

(b)           Insurance; Defaults; Litigation.  Until the Release Time, each Seller shall, and shall cause each Newly-Formed LLC to (i) maintain in force (including necessary renewals thereof) the insurance policies currently in effect, except to the extent that they may be replaced with equivalent policies appropriate to insure its assets and business, to the same extent as currently insured, without material increase in cost; (ii) comply in all material respects with all Contracts to which any Seller or any Newly-Formed LLC is a party and not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a material default by it under any material Contract, license or governmental Consent or Permit; (iii) duly observe and conform, in all material respects, to all applicable Laws; and (iv) notify Chardan of any Claim that after the date hereof is threatened or commenced against it, other than Claims that are not material and are in the ordinary course of business.

9.2.          Access.

(a)           Until the Release Time, the Seller Controlling Party and each Seller shall, and shall cause each Newly-Formed LLC to, upon reasonable notice, afford Chardan and its accountants, managers, members, officers, partners, employees, counsel, agents and other representatives, reasonable access during business hours, subject to the terms of the existing confidentiality agreements, to the plants, properties, books, and records of each Seller and each Newly-Formed LLC, shall permit them to make extracts from and copies of such Books and Records, and will from time to time furnish Chardan with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or further prospects of each Seller and the Newly-Formed LLCs as Chardan requests; provided, however, that (i) neither Sellers nor any Newly-Formed LLC shall be required to provide access to any documentation or books or records containing client confidences or information that is subject to the attorney-client privilege, (ii) Chardan agrees to keep all information obtained as a result of such access in strict confidence, and (iii) Chardan will not contact customers or employees of Sellers (other than David J. Stern) without Sellers’ prior consent and will comply with Sellers reasonable guidelines and procedures in connection with such contact so as to minimize disruption of the Sellers’ operations.  In the event the transactions contemplated by this Agreement are terminated as described in Article 12 hereunder, all such information shall be returned to the applicable Seller and the applicable Newly-Formed LLC within a reasonable time.  Until the Release Time, the Seller Controlling Party and each Seller shall, and shall cause each Newly-Formed LLC to, cause their independent certified public accountants to make available to Chardan and its independent certified public accountants the work papers relating to any audits of any Seller and any Newly-Formed LLC.  The Seller Controlling Party and each Seller shall provide DAL with equivalent access (subject to the terms of the existing confidentiality agreement and the confidentiality obligations set forth in this Section 9.2) to the same data and information as is provided to Chardan.

(b)           Until the Release Time, DAL and Chardan shall, upon reasonable notice, afford Sellers and their accountants, managers, members, officers, partners, employees, counsel, agents and other representatives, reasonable access during business hours, subject to the terms of the existing confidentiality agreements, to the plants, properties, books, and records of DAL and Chardan, shall permit them to make extracts from and copies of such books and records, and will from time to time furnish Sellers with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or further prospects of DAL and Chardan as Sellers request; provided, however, that Sellers agree to keep all information obtained as a result of such access in strict confidence.  In the event the transactions contemplated by this Agreement are terminated as described in Article 12 hereunder, all such information shall be returned to DAL and Chardan within a reasonable time.  Until the Release Time, Chardan shall cause their independent certified public accountants to make available to Sellers and their independent certified public accountants the work papers relating to any audits of Chardan.

9.3.          Contracts.  Until the Release Time, the Seller Controlling Party and each Seller shall not, and shall cause the Newly-Formed LLCs not to, enter into any material Contract (unless such Contract is in the ordinary course of business consistent with past practices) not approved in writing by Chardan, and Chardan and DAL shall not enter into any material Contract (unless such Contract is in the ordinary course of business consistent with past practices) not approved in writing by Sellers, in each case, such approval not to be unreasonably withheld, conditioned or delayed.

9.4.          Employees and Employee Benefits.

(a)           Until the Release Time, each Seller shall, and shall cause the Newly-Formed LLCs to, refrain from adopting any Seller Plan or amending any Seller Plan which increases the current or future liability of any Seller thereunder (other than an amendment that is required by Law or that is necessary or appropriate to maintain the Plan’s qualified status under the Code) and shall timely pay all of its contributions for the benefit of its respective employees to the applicable Newly-Formed LLC Plans as such contributions become due.

(b)           Effective as of the Closing Date, the Transferred Employees (as defined in the Contributions Agreements) shall be hired by Newly-Formed LLCs at the same base salary or hourly rate as was paid to them by the Seller employing them immediately prior to the Closing Date.

(c)           As of the Closing Date, the Newly-Formed LLCs shall adopt the Employee Benefit Plans maintained or contributed to by any of the Sellers in effect throughout the six-month period immediately prior to the Closing Date or provide the Transferred Employees with Employee Benefit Plans substantially equivalent to those the Sellers provided to the Transferred Employees throughout the six-month period immediately prior to the Closing Date.  To the extent there are Newly-Formed LLC Plans, Transferred Employees shall be given credit under such Newly-Formed LLCs Plans for all service with Sellers, to the extent such service was recognized for comparable purposes under the corresponding Employee Benefit Plans of Sellers.  To the extent there are Newly-Formed LLC Plans, the service credit given shall be for all purposes thereunder, including but not limited to, eligibility, vesting, service-related level of benefits, early retirement benefits and benefit accruals; provided, however, that no Transferred Employee shall receive any duplication of benefits under an Employee Benefit Plan and a Newly-Formed LLC Plan.  The Newly-Formed LLC Plans shall count claims incurred since December 31, 2008 and prior to the Closing Date for purposes of applying deductibles, out-of-pocket maximums, benefit maximums and other similar limitations, and any otherwise applicable restrictions and limitations for pre-existing conditions shall be waived thereunder, except to the extent that Transferred Employees were subject to such restrictions and limitations under the applicable Employee Benefit Plans of Sellers immediately prior to the Closing Date.

(d)           Notwithstanding anything to the contrary herein, the Newly-Formed LLCs shall be fully responsible and liable to provide COBRA continuation coverage to all M&A Qualified Beneficiaries (as defined in Treasury Regulations §54.4980B-9, Q&A-4(a)) of the Sellers with respect to the transactions contemplated by this Agreement.

(e)           The Newly-Formed LLCs shall grant the Transferred Employees credit for and shall assume and be responsible for any Seller liabilities with respect to personal time off and vacation time accrued but unused or unpaid immediately prior to the Closing Date.

(f)           Effective as of the Closing Date, the Newly-Formed LLCs shall provide workers’ compensation coverage for the Transferred Employees for periods after the Closing Date.

9.5.          Taxes.  Sellers or Seller Controlling Party shall be liable for all sales, use and other transfer Taxes arising from the transactions contemplated by this Agreement or the Contribution Agreements.  Sellers or Seller Controlling Party shall duly and timely file all Tax Returns relating to such Taxes and duly and timely remit to the appropriate Governmental Entity any such Taxes, and shall give a copy of such Tax Returns to DAL promptly after filing, together with proof of payment of the Tax, if any, shown thereon to be due.

9.6.          Notice of Material Adverse Changes.  Until the Release Time, (a) Sellers shall promptly notify, and shall cause each Newly-Formed LLC to promptly notify, DAL and Chardan of any Material Adverse Change, (b) DAL shall promptly notify Sellers and Chardan of any DAL Material Adverse Change and (c) Chardan shall promptly notify Sellers and DAL of any Chardan Material Adverse Change.

9.7.          Exclusivity.

(a)           In consideration of Chardan’s entering into this Agreement and devoting significant time and resources towards exploring a possible transaction, (i) the Seller Controlling Party and each Seller will cease, and will cause all Sellers and each Newly-Formed LLC and their respective officers, directors, employees, legal counsel, accountants, financial advisors, accountants, consultants and other representatives to cease, all existing discussions among any Seller or any Newly-Formed LLC or the Seller Controlling Party with any Third Party with respect to any Acquisition Proposal (as defined below) and (ii) prior to any termination of this Agreement as set forth in Section 12 hereto, each Seller and the Seller Controlling Party will not, and shall cause each Newly-Formed LLC and their respective employees, legal counsel, accountants, financial advisors, accountants, consultants and other representatives not to, engage in or continue any Solicitation (as defined below) or take any action to authorize or permit any of the foregoing to engage in or continue any Solicitation. The term “Acquisition Proposal” shall mean any proposal for (A) a sale or issuance of any shares of capital stock of any Seller or the membership interests of any Newly-Formed LLC, (B) a merger, consolidation, sale of a substantial portion of the assets or any similar transaction or business combination involving any Seller or any Newly-Formed LLC, (C) any other transaction involving any Seller or any Newly-Formed LLC or any of their securities or assets that would have an effect similar to the transactions described in (A) or (B), or (D) any other transaction that would defeat the intent of this Agreement, including a recapitalization or refinancing.  The term “Solicitation” shall mean any action or activity pursuant to which any Person, directly or indirectly, solicits, entertains or enters into any agreement, negotiations with, or furnishes any information to, any Person (other than DAL, Chardan or any agent, affiliate, representative or other designee of DAL or Chardan), with respect to any Acquisition Proposal.

(b)           Before responding to any Acquisition Proposal, Sellers shall (a) immediately notify Chardan (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (b) promptly notify Chardan of the terms of any proposal that it may receive in respect of any such Acquisition Proposal, including the identity of the prospective purchaser or soliciting party, (c) promptly provide Chardan with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (d) keep Chardan informed of the status of such offer and the offeror’s efforts and activities with respect thereto.

9.8.          Debt Financing.  From the date of this Agreement until the Closing Date, each Seller, each Newly-Formed LLC and the Seller Controlling Party will provide (at no expense or liability to any of them) all cooperation reasonably requested by DAL or Chardan in connection with the debt financing for the transaction contemplated by this Agreement, including (A) making available appropriate officers and employees, on reasonable advance notice, to meet with prospective lenders and investors in meetings, presentations, and due diligence sessions, (B) assisting with the preparation of disclosure documents in connection therewith, (C) requesting its independent accountants to provide reasonable assistance to DAL or Chardan at DAL’s expense, and (D) causing each Newly-Formed LLC to execute and deliver any commitment letters, pledge and security documents, other definitive financing documents, or other requested certificates or documents; provided, that none of the letters, agreements, documents and certificates referenced in the immediately preceding clause (D) will be executed and delivered except in connection with the Closing.  Each of Chardan, DAL, the Sellers, the Newly-Formed LLCs, the Seller Controlling Party, and the Existing Members will use commercially reasonable efforts to close the debt financing transaction related to the Transaction contemplated by this Agreement.

9.9.          Name Change Filing.  Promptly after Closing, PTA and DSI shall file the necessary documentation to effect its name change with the appropriate Governmental Entities in the jurisdictions of its incorporation and in which it is qualified to do business.

9.10.        Mutual Covenants.  DAL, each Newly-Formed LLC, the Seller Controlling Party, Chardan and each Seller shall cooperate with each other with respect to the following:

(a)           Satisfaction of Conditions.  Each Seller, each Newly-Formed LLC, Chardan, the Seller Controlling Party and DAL, shall use commercially reasonable efforts to cause the satisfaction of the conditions precedent to the obligation of all parties to consummate the Transactions contemplated by this Agreement, including, without limitation, the following:

(i)           Obtain from Governmental Entities any Consents, licenses, permits, waivers, or orders required to be obtained or made by DAL, Chardan, Sellers or the Newly-Formed LLCs, or to avoid any proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the transactions contemplated herein, (ii) make or cause to be made the applications or filings required to be made by DAL, Chardan, Sellers or the Newly Formed LLCs under or with respect to the HSR Act or any other Laws in connection with the authorization, execution and delivery of this Agreement and the Transactions contemplated herein, and to pay any fees due in connection with such applications or filings which fees, in the case of the HSR Act application, which will be paid by Chardan initially and reimbursed by DAL to Chardan at Closing, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof, (iii) comply, at the earliest practicable date, with any request under or with respect to the HSR Act and any such other Laws for additional information, documents or other materials received by DAL, Chardan, Sellers or the Newly Formed LLCs from the Department of Justice, the Federal Trade Commission or any other Governmental Entity in connection with such applications or filings or this Agreement and the Transactions contemplated by this Agreement; and (iv) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (1) any filing under or with respect to the HSR Act or any such other Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity.  Each of DAL, the Seller Controlling Party, Chardan and Sellers shall, and shall cause their respective Affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with this Agreement or other Transactions contemplated by this Agreement.  Each of DAL, the Seller Controlling Party, Chardan and Sellers shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing by them or their Affiliates.  If a party or its Affiliates intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of, and the opportunity to participate in, such meeting.  The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party or its Affiliates in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b)           Notices.  Give any notices to third parties and use commercially reasonable efforts to obtain any third party consents necessary, proper or advisable to consummate the Transactions contemplated in this Agreement; provided, however, that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts in connection with this Agreement or the Transactions contemplated by this Agreement and seeking any such actions, consents, approvals or waivers; provided further, that except as expressly provided in Article 7, no such actions, consents, approvals or waivers shall constitute conditions to Closing.

(c)           Pending Actions.  Notify the other party in writing of any pending or, to their knowledge (as the case may be), threatened action, suit or other proceeding or investigation by any Governmental Entity or any other Person (A) challenging or seeking material damages in connection with this Agreement or the Transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the Transactions contemplated by this Agreement.

(d)           HSR.  Use their commercially reasonable efforts to (i) cause the expiration of the notice periods under or with respect to the HSR Act and any other Laws with respect to this Agreement or the Transactions contemplated by this Agreement, as promptly as is reasonably practicable after the execution of this Agreement, and (ii) resolve such objections, if any, as may be asserted by any Governmental Entity with respect to this Agreement or the Transactions contemplated by this Agreement.  In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging this Agreement or the Transactions contemplated by this Agreement as violative of any Law, each of DAL, the Seller Controlling Party, Chardan and Sellers shall, and shall cause their respective Affiliates to, cooperate and use their commercially reasonable efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions contemplated by this Agreement.

(e)           Public Statements.  During the period prior to Closing, before DAL, Chardan, any Seller or Newly-Formed LLC, shall release any information concerning this Agreement or the transactions contemplated hereby which is intended for or may result in public dissemination thereof, such parties shall furnish drafts of all documents or proposed oral statements to the other party, for comments, and shall not release any such information without the written Consent of the other party.  Nothing contained herein shall prevent any party hereto from timely satisfying its disclosure obligations under federal and state securities laws, or from releasing any information (i) to any Governmental Entity if otherwise required to do so by Law or (ii) after the Closing.  Other than pursuant to the language shown on, and consistent with the timing provided for in Exhibit K hereto, FlatWorld shall not make any public announcement or issue any press release with respect to the Transactions contemplated by this Agreement and the Transaction Documents without Chardan’s prior written consent.

9.11.        Covenant to be Observed by Chardan.

(a)           Capital Transactions.  Chardan hereby covenants and agrees that any capital transaction entered into by it that results in the receipt by Chardan of any cash, or the acquisition of the assets or stock of another business, or any portion thereof, will be followed immediately by a contribution by Chardan of such cash, assets or stock to DAL, in exchange for additional Common Interests in DAL, issued at such Common Interests’ then fair market value.

(b)           Operation of Chardan in the Ordinary Course.  Except as otherwise contemplated herein, including the completion of the issuance of the Chardan Private Placement Shares, or as previously approved by Sellers in writing, until the Release Time, Chardan shall conduct its business only in the ordinary course and consistent with its prior practices.  Without limiting the generality of the foregoing, prior to the Release Time, Chardan shall not, without Sellers’ prior written consent, which may be withheld in Sellers’ sole discretion, (i) take any action or enter into any transaction of the sort described in Section 6.7 hereof (other than (g)), or which would cause any representation or warranty made in Section 6.7 hereof to be untrue, or (ii) make, change, revoke or terminate any material Tax election or change any annual Tax accounting period.

(c)           Proxy Statement.

(i)            As promptly as practicable after the execution of this Agreement, Chardan shall prepare and file with the SEC a proxy statement relating to Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Company Proxy Statement”). In addition, Chardan shall prepare and file with the SEC any other filings relating to the Transactions contemplated by this Agreement as and when required or requested by the SEC.  Chardan will use all reasonable efforts to respond to any comments made by the SEC with respect to the Company Proxy Statement and any other filings.  Chardan shall furnish all information concerning it and the holders of its capital stock as any other party hereto may reasonably request in connection with such actions and the preparation of the Company Proxy Statement and any other filings.  As promptly as reasonably practicable, Chardan shall mail the Company Proxy Statement to its stockholders.  The Company Proxy Statement shall include the recommendation of the Board of Directors of Chardan that adoption of this Agreement by Chardan’s stockholders is advisable and that Chardan’s Board of Directors has determined that this Agreement, and the Transactions it contemplates, is in the best interests of Chardan’s stockholders and recommends that Chardan’s stockholders vote in favor of the Agreement and the other matters set forth in Section 7.3(a).

(ii)           No amendment or supplement to the Company Proxy Statement or any other filings relating to the Transactions contemplated by this Agreement, nor any response to any comments or inquiry from the SEC, will be made by Chardan without providing the other parties with a reasonable opportunity to review and comment thereon.  Chardan will advise the other parties promptly after it receives notice of any request by the SEC for amendment of the Company Proxy Statement or any other filings relating to the transactions contemplated by this Agreement or comments thereon and responses thereto or requests by the SEC for additional information.

(d)           Chardan’s Stockholders’ Meeting. Chardan shall call and hold a meeting of its stockholders (including any adjournments thereof, the “Company Stockholders’ Meeting”) as promptly as reasonably practicable after the date hereof for the purpose of voting upon the adoption of this Agreement and the other matters set forth in Section 7.3(a).

9.12.        SEC Filings.  Each of the parties hereto acknowledges that:

(a)           Stockholder Approval. Chardan’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, Chardan must call the Company Stockholders’ Meeting requiring Chardan to prepare and file with the SEC the Company Proxy Statement and proxy card;

(b)           Periodic Reports.  Chardan will be required to file periodic reports that must contain information about the Transactions contemplated by this Agreement;

(c)           Current Reports.  Chardan will be required to file Current Reports on Form 6-K to announce the Transactions contemplated hereby and other significant events that may occur in connection with such Transaction; and

(d)           Cooperation.  In connection with any filing Chardan makes with the SEC that requires information about the Transactions contemplated by this Agreement to be included, each of the parties hereto will, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their commercially reasonable efforts to (A) cooperate with Chardan, (B) respond to questions about the Target Business and this Transaction required in any filing or requested by the SEC, and (C) provide any information reasonably requested by Chardan or Chardan’s representatives in connection with any filing with the SEC.

(e)           Proxy Review.  It being understood by the parties hereto that the Company Proxy Statement will not be completed prior to the date of this Agreement, each of the Seller Controlling Party and FlatWorld will have an opportunity to review and comment on the Company Proxy Statement prior to its filing, and Chardan will cooperate to resolve any legitimate disputes with respect to the disclosure contained therein to the satisfaction of all parties in interest prior to filing; provided, that the Seller Controlling Party and FlatWorld acknowledge and agree that Chardan shall have the final approval as to the contents of the Company Proxy Statement.

9.13.        Financial Information.  Sellers and Seller Controlling Party shall provide additional financial information with respect to the Target Business requested by Chardan for inclusion in any filings to be made by Chardan with the SEC.  If requested by DAL or Chardan due to regulatory requirements, such information shall be reviewed or audited by Chardan’s or DAL’s auditors.

9.14.        Books and Records.

(a)           On and after the Closing Date, DAL and the Newly-Formed LLCs will permit the Sellers and their representatives, during normal business hours, to have access to and to examine and make copies of its books and records, respectively, which relate to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to the Sellers in connection with the preparation of any Tax returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which the Sellers are a party or are otherwise involved.

(b)           DAL and the Newly-Formed LLCs will preserve and keep all of their respective books and records relating to any Seller for a period of at least seven years from the Closing Date.  After such seven year period, before DAL and the Newly-Formed LLCs shall dispose of any such books and records, at least ninety (90) days prior written notice to such effect shall be given by DAL and the Newly-Formed LLCs to the Sellers and Sellers shall be given the opportunity, at their sole cost and expense, to remove and retain all or a part of such books and records as they may select.

9.15.        Existing Members Assignment.  The parties hereto understand that Fortuna shall assign its entire interest in DAL to FlatWorld immediately after the Closing and hereby consent to and/or approve of the assignment by Fortuna to FlatWorld, immediately after the Closing, of its entire interest in DAL and all rights, interests and obligations it has under this Agreement and any other Transaction Document.  This Section 9.15 shall serve as the consent or approval required of all relevant parties to effect the assignment of all rights, interests and obligations from Fortuna to FlatWorld under any Transaction Document.

ARTICLE 10

GOVERNING LAW; DISPUTE RESOLUTION.

10.1.        Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF FLORIDA, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

10.2.        Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Florida State court or Federal court of the United States of America sitting in Broward County, Florida for purposes of all proceedings arising out of, or in connection with, this Agreement or the Transactions contemplated hereby; waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum; agrees that the mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 13.6 or any other manner as may be permitted by Law shall be valid and sufficient service thereof; and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  The preceding sentence shall not limit the jurisdiction of the Arbitrating Accountants as set forth in Section 2.7 of the DAL Membership Interest Agreement, although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction of the Arbitrating Accountant.

ARTICLE 11

INDEMNITY

11.1.        Indemnification.

(a)           Subject to the other provisions of this Article 11, after the Closing, and subject to Section 11.2, each Seller and the Seller Controlling Party, jointly and severally, agrees to indemnify and hold harmless each of the Chardan Indemnified Parties from and against:

(i)           any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of any Seller, any Newly-Formed LLC or the Seller Controlling Party, respectively, set forth in Articles 3 and 4 (and all representations and warranties made by any such party in the DAL Membership Interest Agreement) or any representation or warranty contained in any certificate delivered by or on behalf of any Seller, any Newly-Formed LLC or the Seller Controlling Party, pursuant to this Agreement or the DAL Membership Interest Agreement, to be true and correct in all respects as of the date made;

(ii)           any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of any Seller, Seller Controlling Party or, prior the Closing, any Newly-Formed LLC, respectively, under this Agreement, the DAL Membership Interest Agreement or the Contribution Agreements;

(iii)           any and all Losses based upon, attributable to or resulting from or related to Nonassumed Liabilities, including all Losses in connection with any event, non-event, action, inaction or condition with respect to the Pre-Closing Period; and

(iv)           with respect to any Pre-Closing Period, any Taxes, additional Taxes, interest or penalties assessed or found to be due relating to any Seller, the Seller Controlling Party or (prior to the Closing) the Newly-Formed LLCs (and each Seller and the Seller Controlling Party hereby, jointly and severally, guarantee the payment of any such Taxes, additional Taxes, interest or penalties), other than in connection with Assumed Liabilities.

(b)           Subject to the other provisions of this Article 11, after the Closing, each of FlatWorld, Gupta and Valenty, (but in the case of Gupta and Valenty, severally and not jointly, with any claim paid pro rata in the ratio of 60% from Gupta and 40% from Valenty), agrees to indemnify and hold harmless each of the Chardan Indemnified Parties and Stern Indemnified Parties from and against:

(i)           any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of DAL, any Existing Member, Gupta or Valenty, set forth in Article 5 (and all representations and warranties made by any such party in the DAL Membership Interest Agreement) or any representation or warranty contained in any certificate delivered by or on behalf of DAL (prior to the Closing), any Existing Member, Gupta or Valenty pursuant to this Agreement or the DAL Membership Interest Agreement, to be true and correct in all respects as of the date made;

(ii)           any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of DAL (prior to the Closing), any Existing Member, Gupta or Valenty, respectively, under this Agreement or the DAL Membership Interest Agreement; and

(iii)           with respect to any Pre-Closing Period, any and all liabilities and obligations of DAL to the extent not related to the Transaction Documents or the letters of intent related thereto, including any and all Losses based upon, attributable to or resulting from any event, non-event, action, inaction or condition, or any obligation or liability on the part of DAL with respect to any Pre-Closing Period, not related to the Transaction Documents or the letters of intent related thereto.

(c)           Subject to the other provisions of this Article 11, after the Closing, Chardan agrees to indemnify and hold harmless each of the Stern Indemnified Parties from and against:

(i)           any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Chardan, set forth in Article 6 (and as included in the DAL Membership Interest Agreement) or any representation or warranty contained in any certificate delivered by or on behalf of Chardan pursuant to this Agreement or the DAL Membership Interest Agreement, to be true and correct in all respects as of the date made; or

(ii)           any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Chardan, under this Agreement or the DAL Membership Interest Agreement.

(d)           Subject to the other provisions of this Article 11, after the Closing, DAL and the Newly-Formed LLCs agree to indemnify and hold harmless each of the Stern Indemnified Parties from and against any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of any Newly-Formed LLC under the Contribution Agreements, including with respect to any Assumed Liabilities.

11.2.        Limitations on Indemnification.  With respect to indemnification for any Claims payable under Section 11.1(a), (b), (c) and (d):

(a)           except as provided in this Section 11.2, Sellers and Seller Controlling Party shall not have any liability under Section 11.1 unless the aggregate amount of Losses to all Chardan Indemnified Parties exceeds the Seller Basket;

(b)          except as provided in this Section 11.2, Chardan and, after the Closing, DAL and the Newly-Formed LLCs, shall not have any liability under Section 11.1 unless the aggregate amount of Losses to all Stern Indemnified Parties exceeds the Chardan Basket;

(c)           except as provided in this Section 11.2, FlatWorld, Gupta and Valenty shall not have any liability under Section 11.1 unless the aggregate amount of Losses to all Stern Indemnified Parties and Chardan Indemnified Parties exceeds the FlatWorld Basket;

(d)           notwithstanding Section 11.2(a), once the amount of the Seller Basket has been exceeded, each Seller and the Seller Controlling Party, jointly and severally, shall be liable for all subsequent Losses, subject to Section 11.2(g), to Chardan Indemnified Parties, and the Seller Basket limitation shall not apply to such subsequent Losses;

(e)           notwithstanding Section 11.2(b), once the amount of the Chardan Basket has been exceeded, Chardan shall be liable for all subsequent Losses, subject to Section 11.2(h), to Stern Indemnified Parties, and the Chardan Basket limitation shall not apply to such subsequent Losses;

(f)           notwithstanding Section 11.2(c), once the amount of the FlatWorld Basket has been exceeded, FlatWorld, Gupta and Valenty shall be liable for all subsequent Losses, subject to Section 11.2(i), to Stern Indemnified Parties and the Chardan Indemnified Parties, and the FlatWorld Basket limitation shall not apply to such subsequent Losses;

(g)           notwithstanding anything to the contrary contained in this Agreement (except as provided in the proviso at the end of this clause (g)), no amounts of indemnity shall be payable by any Seller or Seller Controlling Party as a result of a Claim arising under Section 11.1(a) which exceeds, in the aggregate, the Seller Indemnity Cap, to the extent of such excess; provided that Seller Basket and Seller Indemnity Cap shall not apply to the extent that any Claims or Losses are due to breach of the Restrictive Covenants, and Sections 9.5, 3.1(b) and (e) (Authority and Ownership, etc.), 4.3 (Taxes), 4.10(a) (Assets) and 4.12 (Brokerage), any fraud by any Seller or Seller Controlling Party, any pre-Closing Taxes to the extent provided in Section 11.1(a)(iv) and, with respect to Claims or Losses against the Sellers (but not the Seller Controlling Party), Sections 9.4, 4.8 (Employees; Labor Disputes), 4.10(b) (Assets), 4.11 (Environmental Laws and Regulations), 4.13 (Employee Benefit Plans) or any Claims with respect to Nonassumed Liabilities (as defined in the Contribution Agreement);

(h)           notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable by Chardan as a result of a Claim arising under Section 11.1(c) which exceeds, in the aggregate, the Chardan Indemnity Cap, to the extent of such excess; provided that Chardan Basket and Chardan Indemnity Cap shall not apply to the extent that any Claims or Losses are due to breach of Sections 6.1(b)(i) (Capitalization), 6.1(c) (Authority), 6.16 (Brokerage) and 6.6 (Taxes), any fraud by Chardan or any Claims arising after the Closing Date with respect to Assumed Liabilities (as defined in the Contribution Agreement); and

(i)           notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable by FlatWorld, Gupta or Valenty as a result of a Claim arising under Section 11.1(b) which exceeds, in the aggregate, the FlatWorld Indemnity Cap, to the extent of such excess; provided that FlatWorld Basket and FlatWorld Indemnity Cap shall not apply to the extent that any Claims or Losses are due to breach of Sections 5.1(g) (Conduct of Business), and 5.1(i) (Taxes), any fraud by FlatWorld, Gupta or Valenty, or any Losses under Section 11.1(b)(iii) above.

11.3.        Indemnification Procedures.

(a)           (i) In the event that any Claim shall be asserted by any party hereto in respect of which payment may be sought under Section 11.1 of this Agreement, the party seeking indemnification hereunder shall promptly cause written notice of the institution or assertion of such Claim, detailing with reasonable specificity the nature and amount of such damages or of such Claim that is covered by this indemnity, to be forwarded to the indemnifying party, who shall within fifteen (15) Business Days of receipt of such written notice, notify the party asserting such Claim as to whether the indemnifying party accepts or rejects such indemnification obligation and (ii) in the event that any Claim shall be asserted by any third party in respect of which payment may be sought under Section 11.1 of this Agreement (a “Third Party Claim”), the indemnified party shall promptly (but in no event less than ten (10) Business Days after receipt) cause written notice of the institution or assertion of such Claim, detailing with reasonable specificity the nature and amount of such damages or of such Claim that is covered by this indemnity, to be forwarded to the indemnifying party.  If the indemnifying party agrees that the indemnification obligations set forth in this Article 11 apply to it with respect to a particular Claim of a third party, the indemnifying party, at its election and subject to Section 11.3(f) below, shall have the absolute and exclusive right to defend against, contest (in a forum of its choice), appeal, negotiate, settle, compromise or otherwise deal with such Claim (each of such actions for the purposes of this Section 11.3 being referred to as “defending” a Claim or the “defense” of a Claim), and shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and the indemnified party agrees to cooperate fully with such defense.  If the indemnifying party elects to defend such Claim, it shall within fifteen (15) Business Days of the written notice in the first sentence of this Section 11.3(a) (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.

(b)           If the indemnifying party elects to defend such Third Party Claim, the indemnified party may be present at all meetings and Legal Proceedings, at his or its own expense, but may not participate in the defense of such Claim; provided however, that the indemnifying party shall pay for separate counsel for the indemnified parties, if a conflict or potential conflict exists between the defenses available to the indemnified party and those available to the indemnifying party that would make separate representation advisable; provided further that the indemnifying party shall not be required to pay for more than one such counsel in any single jurisdiction for all indemnified parties in connection with any Claim.  If the indemnifying party (A) elects not to defend such Third Party Claim, (B) fails to notify the indemnified party of its election as herein provided, or (C) contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend such Claim and the indemnifying may participate in such a defense.  If the indemnified party so defends any Third Party Claim and such Third Party Claim is ultimately determined to be a Claim for which such party was entitled to indemnification pursuant to this Article 11, then the indemnifying party shall promptly reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills.  The parties hereto agree to cooperate fully with each other in connection with any Claim.  Each party shall provide the other party, copies of all notices, correspondence, or other communications received by that party with respect to the determination of the Claim promptly upon receipt thereof but in any event within five (5) Business Days of receipt.

(c)           Except as provided in Section 11.8 below, after any final Order shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within thirty (30) days after the date of such notice.

(d)           The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(e)           Notwithstanding anything in this Section 11.3 to the contrary, no indemnifying party shall be liable for any settlement of any Claim effected without its written Consent, which Consent shall not be unreasonably withheld or delayed.  If the indemnifying party shall have the exclusive authority to defend such Claim under this Section 11.3, and the indemnified party nevertheless shall settle such Claim, the indemnifying party shall have no liability with respect to such settlement.

(f)           Notwithstanding anything in this Section 11.3 to the contrary, any Claim for indemnification pursuant to this Article 11 based on a breach of a representation, warranty or covenant that survives the Closing for a finite period must be asserted on or before the date of the expiration of such finite period for such Claim to be enforceable.

11.4.        Treatment of Indemnity Payments.  The parties agree to treat any indemnity payment made by the Sellers, FlatWorld, Gupta or Valenty pursuant to this Article 11 as an adjustment to amounts received by the Sellers or FlatWorld (including those indemnity payments made by Gupta or Valenty), respectively, or an adjustment to amounts paid by Chardan (if paid by Chardan), pursuant to this Agreement.

11.5.        Calculation of Losses.  Subject to the other provisions of this Article 11:

(a)           Each indemnified party shall use commercially reasonable efforts to mitigate Losses, including seeking recovery under insurance policies and from Third Parties.  Any insurance proceeds or recoveries from Third Parties received by any indemnified party with respect to any Losses shall reduce, on a dollar-for-dollar basis, the amount payable to such indemnified party under the indemnification provisions of this Article 11.

(b)           All indemnification or reimbursement payments required pursuant to this Article 11 shall be reduced to take account of any net Tax benefit to the indemnified party, whether or not claimed by the indemnified party, arising in connection with the accrual, incurrence or payment of any Loss (including the net present value of any Tax benefit arising in subsequent Taxable years, calculated using a discount rate of 8% and assuming the highest applicable combined federal, state and local statutory rate of Tax for the indemnified party in effect for the Tax year in which such indemnification or reimbursement payment is made).

(c)           If, at any time on or after the Closing Date, an indemnified party receives recoveries under insurance policies or from Third Parties relating to a Loss, or any refund, rebate, return, credit or other similar payment relating to Taxes, for which an indemnifying party made an indemnification payment under this Article 11, the indemnified party shall promptly notify the indemnifying parties in writing of such receipt and shall remit the full amount of such payment (including any interest thereon received by the indemnified party, but less any Tax payable on the indemnified party’s receipt of such payment) to the indemnifying parties.

(d)           Sellers shall not be required to make indemnification payments pursuant to this Article 11 for any Loss taken into account in the calculation of, and actually paid pursuant to, any Working Capital Adjustment.

11.6.        Survival of Representations and Warranties.  All representations and warranties of the Newly-Formed LLCs, the Sellers, the Seller Controlling Party, FlatWorld, Gupta or Valenty, Chardan and DAL contained in this Agreement, the DAL Membership Interest Agreement or in any certificate delivered by or on behalf of the foregoing parties shall survive the Closing and any investigation made by or on behalf of any party hereto until eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1(b) and (e) (Authority and Ownership, etc.), Section 4.10(a) (Assets), Section 4.12 (Brokerage), Section 5.1(b) (Authorization, etc.), Section 5.1(e) (Brokerage), Section 5.1(h) (Membership Interests), Section 6.1(b)(i) (Capitalization), Section 6.1(c) (Authority), Section 6.16 (Brokerage) and any Claims for indemnification for fraud or related to Nonassumed Liabilities and Assumed Liabilities shall survive indefinitely; and provided further, that the representations and warranties set forth in Section 4.3 (Taxes), Section 4.8 (Employees; Labor Disputes), Section 4.11 (Environmental Laws and Regulations), Section 4.13 (Employee Benefit Plans), Section 5.1(i) (Taxes) and Section 6.6 (Taxes) shall survive until the later of (i) sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying Claim including any extensions or waivers thereof or (ii) if there is no applicable statute of limitations, then five (5) years from the Closing Date.  A written Claim for indemnification under this Article 11 for breach of a representation or warranty may be brought at any time, provided that the representation or warranty on which such Claim is based continues to survive under this Section 11.6 at the time notice of such Claim is given in accordance with Section 11.3 hereof, and if such written notice is given within such period, all rights to indemnification with respect to such Claim shall continue in force and effect.

11.7.        Indemnity Exclusive Remedy; Effect of Fraud.  The indemnification provided for in this Article 11 shall be the exclusive remedy for recovery with respect to Losses suffered by any party to this Agreement, the DAL Membership Interest Agreement or the Contribution Agreements; provided however, that the indemnification provided for hereunder shall not be the exclusive remedy with respect to any Losses occurring due to fraudulent conduct with respect to which such fraudulent conduct the limitations of the Seller Basket and Seller Indemnity Cap shall not apply.  Further, the indemnification provided for hereunder shall not be the exclusive remedy with respect to any Losses occurring due to any matter covered by the Tax Indemnity Agreements, in connection with which the terms and provisions of the respective Tax Indemnity Agreements shall apply.

11.8.        Escrow to Secure Sellers’ Indemnity Obligations.  The Sellers shall secure their indemnity obligations and those of the Seller Controlling Party under this Article 11 by depositing the Escrowed Equity with the Escrow Agent pursuant to the Escrow Agreement.  Any indemnity recoveries from Sellers and the Seller Controlling Party under this Article 11 shall be recovered solely from the following sources and in the following order:  (a) first, from cash, if any, held in escrow under the Escrow Agreement, (b) second, as a forfeiture of Series A Preferred Interests of Sellers held in escrow under the Escrow Agreement; (c) third, as a forfeiture of Series A Preferred Interests of Sellers or the Seller Controlling Party not held in escrow, (d) fourth, as a forfeiture of Common Interests of Sellers or the Seller Controlling Party, (e) fifth, as a forfeiture of Common Interests received upon the conversion of Series B Preferred Interests of Sellers, and (f) sixth, cash proceeds from the sale of the foregoing, but in no event shall the recovery of cash proceeds exceed the value of such Series A Preferred Interests or Common Interests as set forth below; provided that the Chardan Indemnified Parties shall be entitled to recover for any Losses, as provided for above, from any Escrowed Equity released from the Escrow and any proceeds thereof (unless such Escrowed Equity is released because cash is substituted therefor, as provided for below), such Escrowed Equity to be valued at the value thereof on the Closing Date, as provided below or the cash proceeds from the sale thereof as provided above.  Pursuant to the terms and provisions of the Escrow Agreement, Sellers shall have the right to substitute cash for Escrowed Equity at any time.  The Sellers shall have the right to designate the Escrow Agent under the Escrow Agreement, subject to the consent of Chardan, such consent not to be unreasonably withheld.  For purposes of any such indemnity recoveries or right to substitute cash for the Escrowed Equity (i) the Series A Preferred Interests referred to in (b) and (c) above shall be valued at $25,000,000, with each Series A Preferred unit valued at its liquidation preference as set forth in the DAL Operating Agreement, and (ii) each Unit of Common Interests shall be valued at the closing price of a share of Chardan ordinary shares on the Closing Date as reported on The Nasdaq Stock Market.

ARTICLE 12

TERMINATION

12.1.        Termination of Agreement.  Anything to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to consummation of the Closing:

(a)           by mutual consent in writing of DAL, Chardan and Sellers;

(b)           by Chardan, upon written notice to the other parties, if any representation or warranty of Sellers, Seller Controlling Party, DAL, Gupta, Valenty, or FlatWorld in this Agreement or the DAL Membership Interest Agreement was untrue at the date of this Agreement or subsequently became untrue, in either case, (i) such untruth has had a Material Adverse Effect and (ii) is not curable or is not cured by the Termination Date;

(c)           by Sellers, upon written notice to the other parties, if any representation or warranty of DAL, Gupta, Valenty, FlatWorld or Chardan in this Agreement or the DAL Membership Interest Agreement was untrue at the date of this Agreement or subsequently became untrue in any material respect and, in either case, (i) such untruth has had a DAL or Chardan  Material Adverse Effect and (ii) is not curable or is not cured by the Termination Date;

(d)           by Chardan, upon written notice to the other parties, if any obligation, term or condition to be performed, kept or observed by any Seller, Gupta, Valenty, FlatWorld or DAL pursuant to this Agreement or the DAL Membership Interest Agreement has not been performed, kept or observed such that the condition set forth in Section 7.1(c) of the DAL Membership Interest Agreement cannot be satisfied prior to the Termination Date or, if such failure is curable, if such failure to perform, keep or observe is not cured prior to the Termination Date;

(e)           by Sellers, upon written notice to the other parties, if any obligation, term or condition to be performed, kept or observed by DAL, Gupta, Valenty, FlatWorld or Chardan pursuant to this Agreement or the DAL Membership Interest Agreement has not been performed, kept or observed such that the condition set forth in Section 7.2(b) of the DAL Membership Interest Agreement cannot be satisfied prior to the Termination Date or, if such failure is curable, if such failure to perform, keep or observe is not cured prior to the Termination Date;

(f)           by Chardan or Sellers, upon written notice to the other parties, if any permanent injunction or other order of a court of competent jurisdiction or other competent Governmental Entity preventing or prohibiting the consummation of the transactions contemplated by this Agreement or the DAL Membership Interest Agreement shall have become final and non-appealable; provided, that the right to terminate under this Section 12.1(f) shall not be available to any Party who willfully has not complied with its obligations under Article 9 and such non-compliance materially contributed to the issuance of any such injunction or order or who has initiated the action resulting in such injunction or order;

(g)           by Chardan, if Chardan is not then in material breach of any of its obligations hereunder or under the DAL Membership Interest Agreement, or by Sellers, if Sellers are not then in material breach of any of their obligations hereunder or under the DAL Membership Interest Agreement, if the Closing has not occurred by December 31, 2009 (the “Termination Date”), upon written notice to the other parties;

(h)           by Sellers, upon written notice to the other parties, in the event that the conditions set forth in Section 7.3(a) of the DAL Membership Interest Agreement have not been satisfied by the date set in such condition; and

(i)            by Chardan or Sellers, if the requisite number of Chardan’s stockholders have not approved the Transaction, as described in Section 7.3(a) of this Agreement.

12.2.        Effect of Termination.  If this Agreement shall be terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other; provided, however, that the obligations of the parties contained in Section 13.3 hereof shall survive any such termination.  A termination under this Article 12 does not prejudice any claims which any party may have under this Agreement, in law or in equity, as a consequence of any material breach of a covenant or agreement under this Agreement by another party and does not impair the right of any party to seek to compel specific performance by the other parties of their obligations under this Agreement.  Any confidentiality agreements between the parties shall remain in full force and effect, in accordance with their terms, in the event of termination of this Agreement.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Except as specifically provided otherwise in this Agreement, the following provisions shall apply hereto:

13.1.        Amendment and Modifications.  Subject to applicable Law, this Agreement may be amended, modified and supplemented only by a written agreement between DAL, Chardan, Seller Controlling Party and Sellers which states that it is intended to be a modification of this Agreement.

13.2.        Waiver of Compliance.  Any failure of Sellers, any Newly-Formed LLC, or Seller Controlling Party on the one hand, or DAL or Chardan, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by DAL, Chardan, Sellers, the Newly-Formed LLCs and Seller Controlling Party, as applicable, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by any Seller, any Newly-Formed LLC, Seller Controlling Party, Chardan or DAL.

13.3.        Expenses. Except as otherwise provided in the DAL Membership Interest Agreement, in the event that the transactions contemplated by this Agreement shall not take place, then, subject to all rights and remedies that a party may have against another party for breach of this Agreement, all fees and expenses incurred by each party in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such fees and expenses, including all fees of legal counsel, investment bankers and accountants.  Other than as provided in this Section 13.3, and in Section 13.3 of the DAL Membership Interest Agreement, in the event that the Transactions contemplated by the Transaction Documents do not close, neither FlatWorld nor DAL shall have any obligation to pay any fees, costs or expenses related thereto, other than the fees, costs and expenses each of them has incurred, respectively, or that has been incurred by each of their counsel or advisors on DAL’s or FlatWorld’s behalf, as applicable.

13.4.        Further Assurances.  During the period between the execution of this Agreement and the Closing, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

13.5.        No Waiver of Rights.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

13.6.        Notices.  Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if (i) delivered in Person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, or (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, to the parties as follows:

(a)          if to Chardan, to:

Chardan 2008 China Acquisition Corp.
c/o Chardan Capital, LLC
474 Three Mile Road
Glastonbury, CT 06033
Attn:  Dan Beharry
Facsimile:  (281) 644-5751
email:  dbeharry@chardancapital.com

and to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Mitchell S. Nussbaum
Facsimile:  212-407-4990
email: mnussbaum@loeb.com

(b)          if to DAL , any Existing Member, Gupta or Valenty, to:

DAL Group, LLC
c/o FlatWorld Capital LLC
666 Third Avenue, 15th Floor
New York, New York  10017
Attn: Jeffrey A. Valenty
Facsimile: (212) 796-4002
Email: valenty@flatworldcapital.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, New York  10036
Attn: Daniel J. Eisner
Facsimile: (212) 969-2900
Email: deisner@proskauer.com

(c)          if to any Seller, any Newly-Formed LLC or Seller Controlling Party, to such Seller or Seller Controlling Party at the following address:

Law Offices of David J. Stern, P.A.
900 South Pine Island Road
Suite 400
Plantation, FL 33324
Attn:  David J. Stern, Esq.
Facsimile:  (954) 648-5228
email: djstern@att.blackberry.net

with a copy (which shall not constitute notice) to:

Dykema Gossett PLLC
400 Renaissance Center
Detroit, MI 48243
Attn:  Thomas Vaughn
Facsimile:  (313) 568-6915
email:  tvaughn@dykema.com

or to such other address as a party shall furnish to the other parties in writing.  Any notice given under this Section 13.6 shall be effective (i) if delivered personally, when delivered, (ii) if delivered overnight by national overnight courier, the end of the next Business Day after deposit with such courier, and (iii) if mailed, the third Business Day after mailing.  Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other parties at the addresses given under this Section 13.6.  The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

13.7.        Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that DAL may assign this Agreement and all provisions hereof to any acquiror of DAL; provided further, that Fortuna shall assign all rights, interests and obligations it has under this Agreement and any other Transaction Document to FlatWorld immediately after the Closing.

13.8.        Enforcement.  In the event any party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover the costs and expenses of such action so incurred, including reasonable attorney’s fees, from any party that opposes the prevailing party in such legal action.

13.9.        Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument.  Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to all parties hereto and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

13.10.      Headings.  The headings of the Sections and Articles herein are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

13.11.      Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained therein, and supersedes all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

13.12.      Third Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

13.13.      Severability.  If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be modified to the maximum extent permitted to preserve the parties’ original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect.  Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstance, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves in conflict with any applicable Law.

13.14.      Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without bond or other security being required, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that all parties hereto understand and agree that Chardan shall not be subject to actions for specific performance of this Agreement, the other Transaction Documents or the Transactions contemplated hereby in the event that the condition described in Section 7.3(a) hereof is not satisfied.

13.15.      Appendices, Exhibits and Schedules.

(a)           The Disclosure Schedules referred to herein are intended to be and hereby are specifically incorporated herein and made a part of this Agreement as if set forth herein in full.

(b)           The Disclosure Schedules provide information with respect to, or otherwise qualify, the representations, warranties and covenants in this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, any of the exhibits or the Disclosure Schedules, any information disclosed in one section of this Agreement, an exhibit or the Disclosure Schedules shall be deemed to be disclosed with respect to this Agreement, the exhibits and all sections of the Disclosure Schedules, as the case may be.

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COUNTERPART SIGNATURE PAGE – MASTER ACQUISITION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

DAL GROUP, LLC
By:	FLATWORLD DAL LLC, its Member

	By:	NAGINA ENGINEERING INVESTMENT CORP., its Member

By:
Name: Raj K. Gupta
Title: President

SELLERS:

LAW OFFICES OF DAVID J. STERN, P.A.

By:
Name:
Title:

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, INC.

By:
Name:
Title:

DEFAULT SERVICING, INC.

By:
Name:
Title:

SELLER CONTROLLING PARTY:

David J. Stern

Raj K. Gupta

Jeffrey A. Valenty

FLATWORLD DAL LLC
By:	FORTUNA CAPITAL PARTNERS LP, its Member

	By:	FORTUNA CAPITAL CORP., its General Partner

By:
Name: Jeffrey A. Valenty
Title: President

FORTUNA CAPITAL PARTNERS LP
By:	FORTUNA CAPITAL CORP., its General Partner

By:
Name: Jeffrey A. Valenty
Title: President

DJS PROCESSING, LLC

By:
Name:
Title:

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, LLC

By:
Name:
Title:

DEFAULT SERVICING, LLC

By:
Name:
Title:

CHARDAN 2008 CHINA ACQUISITION CORP.

By:
Name:
Title:

DISCLOSURE SCHEDULES

SEE ATTACHED

Exhibits

Exhibit A	Contribution Agreements
Exhibit B	DAL Membership Interest Agreement
Exhibit C	DAL Operating Agreement
Exhibit D	Employment Agreement
Exhibit E	Escrow Agreement
Exhibit F	Facilities Sharing Agreement
Exhibit G	Registration Rights Agreement
Exhibit H	Services Agreement
Exhibit I	Tax Indemnity Agreements
Exhibit J	Voting Agreement
Exhibit K	Press Release – Agreed Upon Language